Exhibit 10.1

PURCHASE AGREEMENT

between

MCDONNELL DOUGLAS CORPORATION

A WHOLLY-OWNED SUBSIDIARY OF

THE BOEING COMPANY

and

TRANS WORLD AIRLINES, INC.

Relating to Model 717-231 Aircraft

Purchase Agreement Number 2216

Page Number

ARTICLES
1.	Subject Matter of Sale	1-1

2.	Delivery, Title and Risk of Loss	2-1

3.	Price of Aircraft	3-1

4.	Taxes	4-1

5.	Payment	5-1

6.	Excusable Delay	6-1

7.	Changes to the Detail Specification	7-1

8.	Federal Aviation Requirements and Certificates and Export License	8-1

9.	Representatives, Inspection, Flights and Test Data	9-1

10.	Assignment, Resale or Lease	10-1

11.	Termination for Certain Events	11-1

12.	Product Assurance; Disclaimer and Release; Exclusion of Liabilities; Customer Support; Indemnification and Insurance	12-1

13.	Buyer Furnished Equipment and Spare Parts	13-1

14.	Contractual Notices and Requests	14-1

15.	Miscellaneous	15-1

EXHIBITS

A	Aircraft Configuration

B	Product Assurance Document

C	Customer Support Document

D	Price Adjustments Due to Economic Fluctuations - Airframe and Engines

E	Buyer Furnished Equipment Provisions Document

F	Defined Terms Document

LETTER AGREEMENT

INDEX

SUBJECT	REFERENCE

2216-1
Seller Purchased Equipment

2216-2
Spares Initial Provisioning

RESTRICTED LETTER AGREEMENTS

Letter Agreement No. 6-1162-RCN-1332
Aircraft Performance Guarantees

Letter Agreement No. 6-1162-RCN-1333
Other Matters

Letter Agreement No. 6-1162-RCN-1334
Business Considerations

Letter Agreement No. 6-1162- RCN-1335
Option Aircraft

Letter Agreement No. 6-1162- RCN-1336
Promotional Support

Letter Agreement No. 6-1162-RCN-1337
Liquidated Damages

Letter Agreement No. 6-1162-RCN-1338
Termination Right

Letter Agreement No. 6-1162-RCN-1340
Simulator Sale

Letter Agreement No. 6-1162-RCN-1343
Application of Advance Payments

Letter Agreement No. 6-1162-RCN-1344
Termination Right

PURCHASE AGREEMENT NO. 2216

Relating to

MODEL 717-231 AIRCRAFT

This Agreement is entered into as of _____________________, 1998 by and between MCDONNELL DOUGLAS CORPORATION, a wholly-owned subsidiary of THE BOEING COMPANY (Seller), having an office in the city of Long Beach, State of California, and, TRANS WORLD AIRLINES, INC. (Buyer), with its principal office in St. Louis, Missouri.

Accordingly, Seller and Buyer agree as follows:

ARTICLE 1. Subject Matter of Sale.

1.1 The Aircraft. Seller will manufacture and deliver to Buyer and Buyer will purchase and accept delivery from Seller of fifty (50) Seller Model 717-231 aircraft (the Aircraft) manufactured in accordance with Seller detail specification CS7172D dated To Be Determined, as described in Exhibit A, as modified from time to time in accordance with this Agreement (Detail Specification).

1.2 Additional Goods and Services. In connection with the sale of the Aircraft, Seller will also provide to Buyer certain other things under this Agreement, including data, documents, training and services, all as described in this Agreement.

1.3 Performance Guarantees. Any performance guarantees applicable to the Aircraft will be expressly included in this Agreement. Where performance guarantees are included in this Agreement other than within the Detail Specification, such guarantees will be treated as being incorporated in the Detail Specification by this reference.

1.4 Defined Terms. For ease of use, certain terms are treated as defined terms in this Agreement. Such terms are identified with a capital letter and set forth and/or defined in Exhibit F.

ARTICLE 2. Delivery, Title and Risk of Loss.

2.1 Time of Delivery. The Aircraft will be delivered to Buyer by Seller assembled and completed, ready for flight and Buyer will accept delivery of the Aircraft, in accordance with the following schedule:

Month and Year of Delivery	Quantity of Aircraft
Feb-2000	1
Apr-2000	1
May-2000	1
Jun-2000	2
Jul-2000	1
Aug-2000	1
Sep-2000	2
Oct-2000	2
Nov-2000	2
Dec-2000	2
Jan-2001	1
Feb-2001	1
Mar-2001	2
Apr-2001	1
May-2001	1
Jun-2001	2
Jul-2001	1
Aug-2001	1
Sep-2001	2
Oct-2001	1
Nov-2001	1
Dec-2001	1
Jan-2002	1
Feb-2002	1
Mar-2002	1
Apr-2002	1
May-2002	1
Jun-2002	1
Jul-2002	1
Aug-2002	1
Sep-2002	1
Oct-2002	1
Nov-2002	1
Dec-2002	1
Jan-2003	1
Feb-2003	1
Mar-2003	1
Apr-2003	1
May-2003	1
Jun-2003	1
Jul-2003	1
Aug-2003	1

2.2 Tender of Aircraft.

The Aircraft shall be tendered to Buyer for technical acceptance after it has been assembled, completed and tested by Seller, but no earlier than ten days prior to the first day of the scheduled month of delivery. Seller will use its best reasonable efforts to give Buyer at least 60 days notice of the date on which Seller estimates that the Aircraft will be tendered for technical acceptance and delivery. Seller will use its best reasonable efforts to give Buyer at least 45 days notice of the estimated delivery date of the Aircraft. Buyer agrees to complete all inspections and testing authorized or permitted under Article 9 of the Agreement before the end of the fifth business day after Seller has tendered the Aircraft to Buyer. If during the five business day technical acceptance period Buyer determines and Seller agrees that there is noncompliance with the Detail Specification, the five business day period shall be suspended until (i) Seller corrects the noncompliance or (ii) the condition is resolved to the satisfaction of Buyer and Seller. During the suspension period, Buyer shall continue its inspection of areas of the Aircraft unaffected by Seller's efforts to correct the noncompliance. Upon completion of (i) or (ii) above, Buyer shall have the remainder of the period to complete its technical acceptance. Buyer shall technically accept the Aircraft if it meets the requirements of the Detail Specification.

2.3 Acceptance of an Aircraft.

Immediately upon completion of the inspection and testing noted above, indicating that the Aircraft meets the requirements of the Detail Specifications, Buyer shall indicate its technical acceptance of an Aircraft by execution of Section A of a Certificate of Technical Acceptance and Delivery for the Aircraft. Technical acceptance of the Aircraft by Buyer shall not impair the warranties set forth Exhibit B. In the event Buyer fails to complete its technical acceptance due to the fault of the Buyer within the five business day period, the Aircraft shall be deemed to have been technically accepted by Buyer at the end of the five business day period after tender as if Buyer had expressly indicated its technical acceptance as noted above.

2.4 Delivery of an Aircraft.

On the first business day after technical acceptance, but no earlier than the date of issuance of an FAA Certificate of Airworthiness for the Aircraft, Buyer shall accept delivery of the Aircraft by endorsement of Section B of a Certificate of Technical Acceptance and Delivery for such Aircraft. Delivery shall be made at an airport in California designated by Seller or at an alternate location as mutually agreed in writing. If, at Buyer's request, delivery is made at an alternate location, Buyer shall reimburse Seller for any increased costs incurred by Seller as a result thereof. If Buyer fails to accept delivery of an Aircraft as required above, Buyer shall reimburse Seller for all losses, costs and expenses (including, without limitation, taxes, Interest and reasonable amounts for transportation, storage, insurance, preservation, preparation and protection) sustained by Seller after such date. Seller's acceptance of such payments shall not constitute a waiver of its rights to pursue its remedies for default or to pursue any other rights it may have at law or otherwise.

2.5 Title and Bill of Sale.

Upon delivery of and payment for an Aircraft, title to the Aircraft shall pass from Seller to Buyer. Seller shall furnish to Buyer a full warranty bill of sale and other appropriate documents of title as Buyer may reasonably request.

ARTICLE 3. Price of Aircraft.

3.1 Definitions.

3.1.1 Special Features are the features incorporated in Exhibit A which have been selected by Buyer.

3.1.2 Base Airframe Price is the Aircraft Basic Price including engines but excluding the price of Special Features.

3.1.3 Aircraft Basic Price is comprised of the Base Airframe Price, and the price of the Special Features.

3.1.4 Economic Price Adjustment is the adjustment to the Aircraft Basic Price (Base Airframe and Special Features) as calculated pursuant to Exhibit D.

3.1.5 Aircraft Price is the total amount Buyer is to pay for the Aircraft at the time of delivery.

3.2 Aircraft Basic Price.

The Aircraft Basic Price, expressed in July 1998 dollars, is set forth below:

Base Airframe Price: $29,806,000

Special Features $865,600

Aircraft Basic Price $30,671,600

3.3 Aircraft Price. The Aircraft Price will be established at the time of delivery of such Aircraft to Buyer and will be the sum of:

3.3.1 the Aircraft Basic Price, which is Thirty Million Six Hundred Seventy One Thousand Six Hundred dollars ($30,671,600); plus

3.3.2 the Economic Price Adjustments for the Aircraft Basic Price, as calculated pursuant to the formula set forth in Exhibit D (Escalation Adjustment); plus

3.3.3 other price adjustments made pursuant to this Agreement or other written agreements executed by Seller and Buyer.

3.4 Advance Payment Base Price.

3.4.1 Advance Payment Base Price. For advance payment purposes, the following estimated delivery prices of the Aircraft have been established, using currently available forecasts of the escalation factors used by Seller as of the date of signing this Agreement. The Advance Payment Base Price of each Aircraft is set forth below:

Month and Year of Scheduled Delivery	Advance Payment Base Price per Aircraft
Feb-2000	$32,464,000
Apr-2000	$32,590,000
May-2000	$32,651,000
Jun-2000	$32,734,000
Jul-2000	$32,823,000
Aug-2000	$32,909,000
Sep-2000	$33,013,000
Oct-2000	$33,111,000
Nov-2000	$33,212,000
Dec-2000	$33,317,000
Jan-2001	$33,421,000
Feb-2001	$33,522,000
Mar-2001	$33,630,000
Apr-2001	$33,725,000
May-2001	$33,829,000
Jun-2001	$33,909,000
Jul-2001	$33,995,000
Aug-2001	$34,068,000
Sep-2001	$34,139,000
Oct-2001	$34,222,000
Nov-2001	$34,292,000
Dec-2001	$34,357,000
Jan-2002	$34,483,000
Feb-2002	$34,548,000
Mar-2002	$34,621,000
Apr-2002	$34,701,000
May-2002	$34,772,000
Jun-2002	$34,864,000
Jul-2002	$34,946,000
Aug-2002	$35,038,000
Sep-2002	$35,140,000
Oct-2002	$35,250,000
Nov-2002	$35,348,000
Dec-2002	$35,446,000
Jan-2003	$35,554,000
Feb-2003	$35,655,000
Mar-2003	$35,750,000
Apr-2003	$35,863,000
May-2003	$35,965,000
Jun-2003	$36,041,000
Jul-2003	$36,143,000
Aug-2003	$36,225,000

3.5 Notice

At least seven days prior to the date on which Seller will tender delivery of the Aircraft to Buyer, Seller shall give to Buyer an invoice showing the Aircraft Basic Price, the changes made thereto by Change Order and other agreements between Seller and Buyer, the Economic Price Adjustments and the Aircraft Price of such Aircraft.

ARTICLE 4. Taxes and Customs Duties.

4.1 Taxes. In addition to the purchase price of the Aircraft, Buyer shall pay to Seller, upon demand, any sales or use taxes required to be paid by Seller as a result of any sale, use (by Buyer after valid tender of delivery), delivery, storage (after valid tender of delivery), or transfer under this Agreement of the Aircraft, accessories, equipment, Buyer Furnished Equipment (Article 9), services, instructions and data furnished or delivered hereunder; provided, however, that Buyer shall have no liability for any penalties or interest with respect to any such taxes, or for any tax which may be levied upon any payment to Seller by Buyer for the purpose of paying such tax, arising out of Seller's fault or negligence. If claim is made against Seller for such taxes, Seller shall promptly notify Buyer. If seasonably requested by Buyer in writing, Seller shall, at Buyer's expense, take such action as Buyer may reasonably direct with respect to such asserted liability and shall not pay such tax except under protest, if protest is necessary. If payment be made, Seller shall, at Buyer's expense, take such action as Buyer may reasonably direct to recover such payment and shall, if requested, permit Buyer in Seller's name to file claim or commence an action to recover such payment. Buyer shall not be liable for any sales or use taxes pursuant to the provisions of this Article 4 for which it has not been invoiced within one (1) year from the date of delivery, storage or transfer of any Aircraft, accessory, equipment, Buyer Furnished Equipment, service, instruction or datum to which such sales or use taxes apply. The foregoing indemnity shall not extend to any taxes imposed or assessed on Seller or any other person as a result of any financing transaction that Seller, or any affiliate of Seller, enters into with respect to the Aircraft, Product, BFE, Service or Document.

4.2 Customs Duties. In addition to the purchase price of the Aircraft, Buyer shall pay to Seller on demand the amount of any United States custom duties required to be paid by Seller with respect to the importation of any items of Buyer Furnished Equipment or any other accessory, equipment or part of foreign manufacture installed in the Aircraft at Buyer's request. Seller shall use its best efforts to assist Buyer in obtaining a refund of such customs duties upon exportation of the Aircraft from the United States or in securing temporary free importation of such items under bond, to the extent permitted by law. Buyer shall reimburse Seller for any expenses and hold Seller harmless from any penalties incurred by or imposed upon Seller as a result of any action taken under this Article 4.2.

ARTICLE 5. Payment.

5.1 Advance Payment Schedule. Advance payment for each Aircraft will be made to Seller by Buyer as follows:

Due Date of Payment	Amount Due per Aircraft (Percentage times Advance Payment Base Price)
Upon signing the Agreement	1% (less the Deposit)
24 months prior to the first day of the schedule delivery month of the Aircraft	4%
21 months prior to the first day of the scheduled delivery month of the Aircraft	5%
18 months prior to the first day of the scheduled delivery month of the Aircraft	5%
12 months prior to the first day of the scheduled delivery month of the Aircraft	5%
9 months prior to the first day of the scheduled delivery month of the Aircraft	5%
6 months prior to the first day of the scheduled delivery month of the Aircraft	5%
Total	30%

5.2 Payment at Delivery. The Aircraft Price, less Advance Payments received by Seller, is due on delivery of such Aircraft to Buyer.

5.3 Form of Payments. All payments due hereunder will be made by Buyer to Seller by unconditional deposit in a bank account in the United States designated by Seller or in other immediately available funds. All prices and payments set forth in this Agreement are in United States Dollars.

5.4 Monetary and Government Regulations. Buyer will be responsible for complying with all monetary control regulations and for obtaining necessary governmental authorizations related to payments hereunder.

ARTICLE 6. Excusable Delay.

6.1 General. Seller will not be liable for or be deemed to be in default under this Agreement on account of any delay in delivery of any Aircraft or other performance hereunder arising out of causes such as: acts of God; war, armed hostilities, riots, fires, floods, earthquakes or serious accidents; governmental acts or failures to act affecting materials, facilities or Aircraft; strikes or labor troubles causing cessation, slowdown or interruption of work; damage to an Aircraft; failure of or delay in transportation; or inability, after due and timely diligence, to procure materials, systems, accessories, equipment or parts; or arising out of any other cause to the extent it is beyond Seller's control or not occasioned by Seller's fault or negligence. A delay resulting from such causes is referred to as an "Excusable Delay". Seller shall as soon as is reasonably practical notify Buyer if Seller concludes, based on its appraisal of the facts, that due for any reason the delivery of an Aircraft will be delayed beyond the scheduled delivery month or delivery date specified in any notice to Buyer from Seller in accordance with the terms hereof.

6.2 Excusable Delay of 12 Months.

6.2.1 Anticipated Delay. If Seller concludes, based on its appraisal of the facts and normal scheduling procedures, that due to an Excusable Delay, delivery of an Aircraft will be delayed more than 12 months beyond the month in which delivery is scheduled, Seller will promptly so notify Buyer in writing and either party may then terminate this Agreement with respect to such Aircraft by giving written notice to the other within 15 days after receipt by Buyer of Seller's notice. Failure of a party to terminate the purchase of an Aircraft for an Excusable Delay pursuant to this paragraph results in a waiver of that party's right to terminate the purchase of such Aircraft for any delay in delivery caused by such Excusable Delay.

6.2.2 Actual Delay. If, due to an Excusable Delay, delivery of an Aircraft is delayed for more than 12 months beyond the month in which delivery is scheduled, and such right to terminate has not been waived under paragraph 6.2.1, either party may terminate this Agreement with respect to such Aircraft by giving written notice to the other within 15 days after the expiration of such 12-month period.

6.3 Aircraft Damaged Beyond Repair. If, prior to delivery, an Aircraft is destroyed or damaged beyond economic repair due to any cause, Seller will promptly notify Buyer in writing and either party may then terminate this Agreement with respect to such Aircraft. If Seller does not so terminate this Agreement with respect to such Aircraft, such notice will specify the earliest date reasonably possible, consistent with Seller's other contractual commitments and production capabilities, by which Seller will deliver a replacement for such Aircraft. This Agreement will thereupon terminate as to such Aircraft, unless Buyer gives Seller written notice, within 30 days after receipt of Seller's notice, that Buyer desires the proposed replacement for such Aircraft.

6.4 Agreement Revision. If an Aircraft is delayed, or destroyed or damaged beyond economic repair, and this Agreement is not terminated pursuant to this Article, this Agreement will be appropriately revised. Such revision to the Agreement will be reasonable between Seller and Buyer.

6.5 Agreement Termination.

6.5.1 Termination under this Article will discharge all obligations and liabilities of Seller and Buyer hereunder with respect to terminated Aircraft and all related undelivered items and services, except that Seller will return to Buyer, without interest, all advance payments related to such Aircraft.

6.5.2 If either party terminates this Agreement as to any Aircraft pursuant to this Article, Seller may, upon written notice to Buyer within 30 days after such termination, purchase from Buyer any Buyer Furnished Equipment related to such Aircraft, at the invoice prices paid, or contracted to be paid, by Buyer.

6.6 Exclusive Rights. The termination rights set forth in this Article are in substitution for any and all other rights of termination or contract lapse or any other claim arising by operation of law by virtue of delays in performance covered by this Article.

ARTICLE 7. Changes to the Detail Specification.

7.1 Development Changes. Seller may, at its own expense and without Buyer's consent, incorporate Development Changes in the Detail Specification and the Aircraft prior to delivery to Buyer. Development Changes are defined as changes to the basic specification for Model 717-200 aircraft that do not affect the Aircraft Purchase Price or adversely affect Aircraft delivery, guaranteed weight, guaranteed performance or compliance with the interchangeability or replaceability requirements set forth in the Detail Specification. If Seller makes changes pursuant to this paragraph, Seller will promptly notify Buyer of such changes.

7.2 Change Orders. The Detail Specification and associated provisions of this Agreement may be amended by Change Order or other written agreement, which will state the particular changes to be made and any effect on design, performance, weight, balance, time of delivery, Aircraft Basic Price and Advance Payment Base Price.

ARTICLE 8. Federal Aviation Requirements and Certificates.

8.1 FAA Approval.

Each Aircraft shall at the time of delivery meet the FAA requirements for airworthiness certification and be so certified under all the conditions set forth in the Detail Specification. It is further understood and agreed that, except as required by the Detail Specification, each Aircraft need not meet FAA requirements for specific operation on Buyer's routes.

8.2 FAA Certificates.

8.2.1 Seller will obtain from the Federal Aviation Administration (FAA):

8.2.1.1 a Type Certificate (transport category) issued pursuant to Part 21 of the Federal Aviation Regulations for the type of aircraft covered by this Agreement, and

8.2.1.2 a Standard Airworthiness Certificate for each Aircraft issued pursuant to Part 21 of the Federal Aviation Regulations, which will be provided to Buyer with delivery of the Aircraft.

8.2.2 Seller will not be obligated to obtain any other certificates or approvals for the Aircraft.

8.2.3 If the use of either FAA certificate is discontinued prior to delivery of an Aircraft, references in this Agreement to such discontinued certificate will be deemed references to its superseding FAA certificate. If the FAA does not issue a superseding certificate, Seller's only obligation under this paragraph will be to comply with the Detail Specification.

8.2 FAA Manufacturer Changes.

8.2.1 If the FAA, or any other governmental agency having jurisdiction, promulgates a change in its currently existing requirements to obtain a Standard Airworthiness Certificate for the Aircraft, which therefore requires any change to the Aircraft, data relating to the Aircraft, or testing of the Aircraft in order to obtain the Standard Airworthiness Certificate (Manufacturer Change), such Manufacturer Change will be made prior to delivery of such Aircraft.

8.2.2 If prior to Aircraft delivery a Manufacturer Change is required to be incorporated in an Aircraft, it will be incorporated at no charge to Buyer, unless the requirement is promulgated subsequent to the date of this Agreement, in which case Buyer will pay Seller's charge only for Aircraft scheduled for delivery to Buyer 18 months or more after the date of this Agreement.

8.3 FAA Operator Changes.

8.3.1 Seller will deliver each Aircraft with the changes in equipment incorporated (or, at Seller's sole discretion, with suitable provisions for the incorporation of such equipment) that is required by Federal Aviation Regulations which (i) are generally applicable with respect to transport category aircraft to be used in United States certified air carriage and (ii) have to be complied with on or before the date of delivery of such Aircraft (Operator Changes).

8.3.2 If Operator Changes required from a change in existing regulations are incorporated in an Aircraft, Buyer will pay Seller's charge applicable to such Aircraft.

8.4 Delays; Changes to this Agreement. If delivery of an Aircraft is delayed due to the incorporation of a Manufacturer Change or an Operator Change, the delivery of the Aircraft will be appropriately revised to reflect such delay. This Agreement will also be revised to reflect appropriate changes in the Aircraft Price, design, performance, weight and balance due to the incorporation of a Manufacturer Change or an Operator Change.

ARTICLE 9. Representatives, Inspection, Flights and Test Data.

9.1 Office Space at Seller. From a date 12 months prior to delivery of the first Aircraft, and until the delivery of the last Aircraft, Seller will furnish, without additional charge, suitable office space and equipment. Seller will use its best reasonable efforts to provide space in its plant in Long Beach, California for the accommodation of up to five personnel of Buyer. If such space is not available Seller will provide space conveniently located near its plant.

9.2 Inspection by Buyer. Designated representatives of Buyer may inspect the manufacturing of the Aircraft at all reasonable times. However, if access to any part of Seller's plant is restricted by the United States Government, Seller will be allowed a reasonable time to arrange for inspection elsewhere. All inspections by Buyer's representatives will be performed so as not to hinder manufacture or performance by Seller.

9.3 Aircraft Flight. Prior to delivery of each Aircraft, Seller shall conduct a technical acceptance procedure, including ground functional and flight test as may be required to demonstrate to Buyer the function of the Aircraft and its equipment in accordance with Seller's production flight test procedures and as necessary to demonstrate compliance with the Detail Specification and performance guarantees. Seller shall have complete control of all flights and bear all costs and expenses incident thereto. The aggregate duration of such flights will be not less than 1-1/2 hours or more than 4 hours. Five persons designated by Buyer may participate in such flights as observers.

9.4 Test Data. Seller will furnish to Buyer, as soon as practicable, flight test data obtained on an aircraft of the type purchased hereunder, certified as correct by Seller, to evidence compliance with any performance guarantees set forth in this Agreement. Any Performance Guarantee will be deemed to be met if reasonable engineering interpretations and calculations based on such flight test data establish that the Aircraft would, if actually flown, comply with such guarantee.

9.5 Special Aircraft Test Requirements. Seller may use the Aircraft for flight and ground tests prior to delivery to Buyer, without reduction in the Aircraft Purchase Price, if such tests are deemed necessary by Seller to:

9.5.1 obtain or maintain the Type Certificate or Standard Airworthiness Certificate for the Aircraft; or

9.5.2 evaluate aircraft improvement changes that may be offered for production or retrofit incorporation in any aircraft.

9.5.3 Seller agrees that it will not use the Aircraft for flight test without Buyer's prior written consent. Such consent by Buyer will not be unreasonable withheld.

9.6 Indemnity. Seller will indemnify and hold harmless Buyer and Buyer's observers from and against all claims and liabilities, including costs and expenses (including attorneys' fees) incident thereto, for injury to or death of any person or persons, including employees of Seller but excluding employees, officers or agents of Buyer, or for loss of or damage to any property, arising out of or in connection with the operation of the Aircraft during all demonstration and test flights conducted under the provisions of this Article, whether or not arising in tort or occasioned in whole or in part by the negligence of Buyer or any of Buyer's observers, whether active, passive or imputed.

ARTICLE 10. Assignment, Resale or Lease.

10.1 Assignment. This Agreement will inure to the benefit of and be binding upon each of the parties hereto and their respective successors and assigns. Neither the rights nor the duties of either party under this Agreement may be assigned or delegated, or contracted to be assigned or delegated, in whole or part, without the prior written consent of the other party, except that:

10.1.1 Either party may assign its interest to a corporation that (i) results from any merger or reorganization of such party or (ii) acquires substantially all the assets of such party;

10.1.2 Seller may assign its rights to receive money; and

10.1.3 Seller may assign all or any part of its rights and obligations under this Agreement to any wholly owned subsidiary of Seller, provided that Seller will remain fully and solely responsible to Buyer for all obligations and liabilities as the seller of the Aircraft, and Buyer will continue to deal exclusively with Seller.

10.1.4 Seller may assign any of its rights and obligations with respect to the training discussed in Exhibit C to FlightSafety Boeing Training International L.L.C provided Seller will remain fully and solely responsible to Buyer for all obligations and liabilities with respect to such training except to the extent actually performed and satisfied by FlightSafety.

10.2 Transfer by Buyer at Delivery. Buyer may, and at Buyer's request Seller will, take any action reasonably required for the purpose of causing an Aircraft, at time of delivery, to be subjected to an equipment trust, conditional sale, lien or other arrangement for the financing by Buyer of such Aircraft. No action taken by either party pursuant to this paragraph, however, will require Seller to divest itself of title to or possession of such Aircraft until delivery and payment therefor pursuant to this Agreement.

10.3 Sale by Buyer After Delivery. If, following delivery of any Aircraft, Buyer sells such Aircraft (including any sale for financing purposes), then all of Buyer's rights with respect to such Aircraft under this Agreement will inure to the benefit of the purchaser of such Aircraft, effective upon Seller's receipt of such purchaser's express written agreement, in form satisfactory to Seller, to be bound by and to comply with all applicable terms, conditions and limitations of this Agreement.

10.4 Lease by Buyer After Delivery. If, following delivery of any Aircraft, Buyer leases such Aircraft, Buyer will not assign to the lessee of such Aircraft any rights under this Agreement without Seller's prior written consent, which consent will not be unreasonably withheld.

10.5 No Increase in Seller Liability. No action taken by Buyer or Seller relating to the assignment, resale or lease of any Aircraft or this Agreement will subject Seller to any liability beyond that in this Agreement or modify in any way Seller's obligations under this Agreement.

10.6 Exculpatory or Indemnity Clause in Post-Delivery Sale or Lease. If, following delivery of an Aircraft, Buyer sells or leases such Aircraft and obtains from the transferee an exculpatory or indemnity clause protecting Buyer, Buyer will include the same protection for Seller.

ARTICLE 11. Termination for Certain Events.

11.1 Termination. This Agreement may be terminated at any time with regard to undelivered Aircraft and items and unperformed services by notice in writing by either party hereto if the other party:

11.1.1 Ceases doing business as a going concern, suspends all or substantially all its business operations (other than temporary shutdowns due to labor disputes or similar causes beyond the control of Buyer), makes an assignment for the benefit of creditors, is insolvent, or generally does not pay its debts, or admits in writing its inability to pay its debts; or

11.1.2 Petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets; commences any legal proceeding such as insolvency, bankruptcy, reorganization, readjustment of debt, dissolution or liquidation available for the relief of financially distressed debtors; or becomes the object of any such proceeding, unless such proceeding is dismissed or stayed within a reasonable period, not to exceed 60 days.

11.2 Repayment of Advance Payments. If this Agreement is terminated with regard to any Aircraft by Buyer under this Article, Seller will promptly repay to Buyer, without interest, any advance payments received by Seller from Buyer with respect to such Aircraft.

ARTICLE 12. Product Assurance; Disclaimer and Release; Exclusion of Liabilities; Customer Support; Indemnification and Insurance.

12.1 Product Assurance. Seller and Buyer are bound by the provisions of Exhibit B hereto (Product Assurance Document).

12.2 DISCLAIMER AND RELEASE. THE WARRANTIES, OBLIGATIONS AND LIABILITIES OF SELLER AND THE REMEDIES OF BUYER SET FORTH IN THE PRODUCT ASSURANCE DOCUMENT ARE EXCLUSIVE AND IN SUBSTITUTION FOR, AND BUYER HEREBY WAIVES, RELEASES AND RENOUNCES, ALL OTHER WARRANTIES, OBLIGATIONS AND LIABILITIES OF SELLER AND ALL OTHER RIGHTS, CLAIMS AND REMEDIES OF BUYER AGAINST SELLER, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ANY NONCONFORMANCE OR DEFECT IN ANY AIRCRAFT OR OTHER THING PROVIDED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO:

(A) ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS;

(B) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE;

(C) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN TORT, WHETHER OR NOT ARISING FROM THE NEGLIGENCE OF SELLER (WHETHER ACTIVE, PASSIVE OR IMPUTED); AND

(D) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY FOR LOSS OF OR DAMAGE TO ANY AIRCRAFT.

12.3 EXCLUSION OF CONSEQUENTIAL AND OTHER DAMAGES. SELLER WILL HAVE NO OBLIGATION OR LIABILITY, WHETHER ARISING IN CONTRACT (INCLUDING WARRANTY), TORT (INCLUDING ACTIVE, PASSIVE OR IMPUTED NEGLIGENCE) OR OTHERWISE, FOR LOSS OF USE, REVENUE OR PROFIT, OR FOR ANY OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES WITH RESPECT TO ANY NONCONFORMANCE OR DEFECT IN ANY AIRCRAFT OR OTHER THING PROVIDED UNDER THIS AGREEMENT.

12.4 Definitions. For the purposes of this Article, the term "SELLER" means THE BOEING COMPANY, its divisions, subsidiaries and affiliates, the assignees of each, and their directors, officers, employees and agents.

12.5 Customer Support and Indemnification; Insurance. Seller and Buyer are bound by the provisions of Exhibit C hereto (Customer Support Document), which includes indemnification and insurance requirements related to the use of Customer Support Services.

ARTICLE 13. Buyer Furnished Equipment and Spare Parts.

13.1 Buyer Furnished Equipment. Seller and Buyer are bound by the provisions of Exhibit E (Buyer Furnished Equipment Document), which includes indemnification requirements related to Buyer Furnished Equipment.

13.2 Purchase of Seller Spare Parts. Seller will sell to Buyer and Buyer will purchase from Seller materials, spare parts, assemblies, tools and items of equipment relating to the Aircraft pursuant to Customer Services General Terms Agreement No. 31-1.

ARTICLE 14. Contractual Notices and Requests.

All notices and requests relating to this Agreement will be in English, and may be transmitted by any customary means of written communication addressed as follows:

Buyer:
Trans World Airlines, Inc.
One City Centre, 19th Floor
515 North 6th Street
St. Louis, Missouri 63101
Attention: Senior Vice President and General Counsel

Seller:
Boeing Commercial Airplane Group
P.O. Box 3707
Seattle, Washington 98124-2207
U.S.A.
Attention: Vice President - Contracts
Mail Stop 21-34

or to such other address as specified elsewhere herein or as otherwise directed in writing by either party. The effective date of any such notice or request will be the date on which it is received by the addressee.

ARTICLE 15. Miscellaneous.

15.1 Government Approval. Seller and Buyer will use their best reasonable efforts to assist each other in obtaining any United States Governmental agency consents or approvals necessary or appropriate to effect certification and sale of the Aircraft under this Agreement.

15.2 Headings. Article and paragraph headings used in this Agreement are for convenient reference only and are not intended to affect the interpretation of this Agreement.

15.3 Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all previous proposals, understandings, commitments or representations whatsoever, oral or written. This Agreement may be changed only in writing signed by authorized representatives of Seller and Buyer, except in the case of certain changes permitted or required by this Agreement.

15.4 GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY THE LAW OF THE STATE OF WASHINGTON, U.S.A., EXCLUSIVE OF WASHINGTON'S CONFLICTS OF LAWS RULES.

15.5 Negotiated Agreement. This Agreement, including the provisions of Article 12 relating to DISCLAIMER AND RELEASE, the Exclusion of Consequential and Other Damages, and the provisions relating to indemnification and insurance set forth in this Agreement, has been the subject of discussion and negotiation and is fully understood by the parties; the Aircraft Purchase Price and other agreements of the parties set forth in this Agreement were arrived at in consideration of such provisions.

*************************

Trans World Airlines, Inc.	McDonnell Douglas Corporation a wholly-owned subsidiary of The Boeing Company
By_________________________	By_________________________
Its_________________________	Its_________________________

AIRCRAFT CONFIGURATION

between

MCDONNELL DOUGLAS CORPORATION

A WHOLLY-OWNED SUBSIDIARY OF

THE BOEING COMPANY

and

Trans World Airlines, Inc.

Exhibit A to Purchase Agreement Number 2216

AIRCRAFT CONFIGURATION

Dated ___________________

relating to

MODEL 717-231 AIRCRAFT

The Detail Specification is Boeing Detail Specification CS7172D dated as of even date herewith. Such Detail Specification will be amended to incorporate the applicable specification language to reflect the effect of the changes as set forth in the attachment hereto. As soon as practicable, Seller will furnish to Buyer copies of the Detail Specification, which copies will reflect the effect of such changes. The Aircraft Basic Price reflects and includes all effects of such changes of price, except such Aircraft Basic Price does not include the price effects of changes changing Buyer Furnished Equipment to Seller Purchased Equipment.

Change Number	Change Description	Price
G0100C007C	Selectable Program Options	0
G0201C007	Selection of Interior Finish Color, Upholstery and Exterior Color Scheme	0
G0253XXXX	Change BFE to SPE	0
G0320D013	Maximum Takeoff Gross Weight From 114,000 to 118,000 LB and the maximum Taxi Weight From 115,000 to 119,000 LB	183,300
G0320D014	Maximum Landing Weight From 102,000 LB to 110,000 LB	36,600
G0324D002	Maximum Zero Fuel Weight (MZFW) from 96,000 to 100,500 LB	206,200
G2312C001	Addition of 8.33kHz Channel Spacing for VHF Communication Transceivers	15,200
G2312C002E	Installation of a Third ARINC 716/750 VHF Communications System Utilizing Existing Partial Provisions	42,600
G2324C004D	Installation of Buyer-Furnished ARINC 744A Full Format Printer	29,400
G2324C008	Installation of a Communications Management Unit (CMU) Mark2 Utilizing Existing Partial Provisions	56,900
G2460C001A	Installation of Spare Wires (Category I, II and IV)	17,100
G2500C027B	Installation of a Custom TBD-Passenger Interior Arrangement	14,000
G2500C029	Custom Airline Soft Good Finish Materials	21,200
G2515C009A	Installation of Rotary Buckle on the Crotch Strap in Lieu of the Lap Belt on Captain and First Officer	0
G2524C007	Installation of a Soft Class Divider	33,700
G2525C003	Installation of Asymmetrical Bagracks	66,200
G3131C004C	Installation of an Allied Signal FDAMS / DFDAU Unit (Aircraft Condition Monitoring System) Utilizing Prerequisite Provisions	39,500
G3131C006B	Installation of Complete Provisions for an Aircraft Condition Monitoring System (ACMS)	34,900
G3344C002B	Installation of Wing Tip Mounted Logo Lights Utilizing Existing Partial Provisions	8,500
G3520C002A	Installation of 4-Person Oxygen Insert Assemblies Above Each Triple Passenger Seat Assembly and 3-Person Oxygen Insert Assemblies Above Each Double Passenger Seat Assembly	7,100
G5115C006	Addition of Polyurethane Finish to Lower Fuselage (Color TBD)	0
G5342C002B	Install Additional Passenger Seat Tracks	53,200
Grand Total		$865,600

PRODUCT ASSURANCE DOCUMENT

between

MCDONNELL DOUGLAS CORPORATION

A WHOLLY-OWNED SUBSIDIARY OF

THE BOEING COMPANY

and

Trans World Airlines, Inc.

Exhibit B to Purchase Agreement Number 2216

PRODUCT ASSURANCE DOCUMENT NO. 2216

Dated

Relating to

MODEL 717-231 AIRCRAFT

This Product Assurance Document is Exhibit B to and forms a part of Purchase Agreement No. 1910 between the McDonnell Douglas Corporation a wholly owned subsidiary of the Boeing Company (Seller) and Trans World Airlines, Inc. (Buyer) relating to the purchase of Seller Model 717-231 aircraft. This Product Assurance Document consists of the following parts:

PART A	Seller Warranty
PART B	Warranty Repairs and Modifications by Buyer
PART C	Seller Service Life Policy
PART D	Seller Indemnity Against Patent Infringement
PART D-1	Seller Indemnity Against Copyright Infringement
PART E	Supplier Warranties and Patent Indemnities
PART F	Engine Manufacturer Warranties
PART G	Seller Interface Commitment
PART H	General

PART A

SELLER WARRANTY

1. Warranties.

Subject to the exceptions set forth herein, Seller warrants that, at the time of delivery, each Aircraft, including all installed systems, accessories, equipment and parts, will:

1.1 conform to the Detail Specification, as it may be changed pursuant to this Agreement, except such portions stated to be estimates, approximations, design objectives, or design criteria, or described as not guaranteed;

1.2 be free from defects in material and workmanship, including process of manufacture; and

1.3 be free from defects in design, including selection of (i) materials and (ii) process of manufacture, in view of the state of the art at the time of design.

For purposes of this Seller Warranty, nonconformance with the Detail Specification, defects in material or workmanship and defects in design may hereinafter be called "defects" or a "defect", and the term "system", "accessory", "equipment" or "part" may hereinafter be called "item" or "items."

2. Exceptions.

The warranties above will not apply to BFE. The warranty above covering material and workmanship and the warranty above covering design will not apply to Engines or to any other item purchased by Seller but not manufactured to Seller's detailed design. However, any defect in the Seller workmanship installing such BFE, Engines or other items in an Aircraft will constitute a defect in workmanship.

3. Survival of Warranties.

Neither the warranty of conformance to the Detail Specification applicable to Engines and other items purchased by Seller but not manufactured to Seller's detailed design, nor any Performance Guarantees, will survive delivery of the Aircraft. The remaining warranties set forth herein will survive delivery of the Aircraft, subject to the limitations and conditions set forth herein.

4. Warranty Periods and Claims.

4.1 The warranty periods are:

4.1.1 As to a defect in conformance to the Detail Specification, 36 months after delivery of each Aircraft, and

4.1.2 As to a defect in material, workmanship or design in any item, 36 months after delivery of each Aircraft in which such item was initially installed.

4.2 Seller's Product Assurance Regional Manager at Renton, Washington must receive the warranty claim in writing at the earliest practicable time after the defect becomes apparent but in no event later than 90 days after expiration of the applicable warranty period.

4.3 Such warranty claim must include the data set forth below and, if requested by Seller, reasonable evidence that the claimed defect did not result from any act or omission of Buyer.

4.3.1 Identity of the item or Aircraft involved, including Seller part number, serial number if applicable, nomenclature and the quantity claimed to be defective;

4.3.2 Identity of the Aircraft on which the claimed item was installed as original equipment;

4.3.3 Date the claimed defect became apparent which will be the date such defect was discovered by Buyer or the warranty date set forth in a Seller service bulletin or service letter, whichever date occurs first; and

4.3.4 Description of the claimed defect and circumstances, including Seller service bulletin or Seller service letter number if claim involves a service bulletin or letter.

4.4 Upon completion of Seller's warranty claim investigation, including examination of any item or Aircraft returned to Seller, Seller will provide a written disposition of its warranty claim findings to Buyer. In the event Seller must reject Buyer's warranty claim, Seller will provide reasonable substantiation of such rejection in its disposition.

5. Remedies.

Buyer's remedies under this Seller Warranty are as follows:

5.1 As to a defect in conformance to the Detail Specification, the correction at Seller's expense of such defect; provided, however, that Seller will not be obligated to correct any defect that has no material adverse effect on the maintenance, use or operation of the Aircraft. The warranty period for the corrected item will be the unexpired warranty period for the defective item.

5.2 As to a defect in material or workmanship, (i) the repair at Seller's expense of such defect or, (ii) at Seller's option, the replacement of such item with a similar item free from defect or the issuance of a credit memorandum to reimburse Buyer for a spare part previously purchased from Seller as the replacement for such defective item. The warranty period for either correction will be the unexpired warranty period for the defective item.

5.3 As to a defect in design, the correction at Seller's expense of such defect. The warranty period for such correction is 18 months from receipt by Buyer of corrective material or the end of the original design warranty period for the defective item, whichever is later.

5.4 Seller will issue a credit memorandum to reimburse Buyer at the Warranty Labor Rate for the direct labor hours required for removal from the Aircraft of a defective item and the reinstallation in the Aircraft of the corrected item.

6. Returned Items.

Unless otherwise provided in this Agreement, the Aircraft or item claimed to be defective must be returned to Seller as soon as practicable. Buyer may also provide specific technical repair or correction instructions with such return. The absence of such instructions will evidence Buyer's authorization for Seller to proceed using Seller information and data. The following criteria will apply with respect to return of Aircraft or items to Seller:

6.1 As to Aircraft:

6.1.1 An Aircraft may be returned only if

6.1.1.1 substantially all the work to be performed by Seller is covered by this Seller Warranty, and

6.1.1.2 Buyer does not have the capability to perform, nor is it practical for Seller personnel to perform, the warranty work away from Seller's facilities.

6.1.2 All warranty work will be performed at Seller's expense, with reasonable efforts to minimize Aircraft out-of-service time. In addition, Seller will reimburse Buyer by issuing a credit memorandum for the cost of fuel, oil and landing fees incurred in ferrying the Aircraft to Seller's facilities and in ferrying the Aircraft back to Buyer's facilities. Buyer will minimize the length of both ferry flights.

6.1.3 Any nonwarranty work performed by Seller will be paid for by Buyer at Seller's then-standard rates.

6.1.4 A separate agreement based on Seller's then-standard form will be entered into to cover the return of and work on such Aircraft.

6.2 As to any system, accessory, equipment or part:

6.2.1 All warranty work will be performed at Seller's expense, with reasonable efforts to minimize item out-of-service time for items returned.

6.2.2 Seller's turnaround-time objectives for repair or replacement are: 10 working days for avionic and electronic items and 30 working days for other items when corrected at Seller's facilities, or 40 working days when corrected at the facilities of a Seller subcontractor. Turnaround time starts the date Seller receives the returned item, together with Buyer's warranty claim describing the work, and ends the date of shipment by Seller of such item. If a turnaround-time objective is not achieved and a resultant critical parts shortage is experienced by Buyer, and Buyer has procured spare parts for such item in accordance with the Seller Recommended Spare Parts List, Seller will, upon request from Buyer, either:

6.2.2.1 expedite repair or replacement of the item or

6.2.2.2 provide a similar item on a no-charge loan or no-charge lease basis until the repaired or replaced item is provided to Buyer.

6.2.3 The freight charge for shipment to Seller of any item will be paid by Buyer; however, Seller will reimburse Buyer by issuing a credit memorandum for such charge for any item determined to be defective under this Seller Warranty. The freight charge for the return shipment to Buyer of any such defective item which has been repaired, replaced or corrected pursuant to this Seller Warranty will be paid by Seller.

6.3 Title to and risk of loss of any Aircraft or item returned to Seller will at all times remain with Buyer and/or any other owner of such Aircraft or item, except that at the time Seller ships a replacement item to Buyer, title to and risk of loss (i) for the returned item will pass to Seller and (ii) for the replacement item will pass to Buyer. While Seller has care, custody and control of an Aircraft or item, Seller will have only such liabilities as a bailee for mutual benefit would have, but will not be liable for loss of use.

7. Nonrepairable Items.

Buyer may scrap any defective nonrepairable item having a then-current Seller spare part selling price of $2,000 or less and make a claim for a replacement item. For a defective nonrepairable item having a then-current Seller spare part selling price greater than $2,000, an authorized Seller representative must confirm the nonrepairability of any such item. Buyer's claim for an item with a spare part selling price exceeding $2,000 must include such confirmation.

8. Reimbursement for Certain Inspection Labor Costs.

8.1 In addition to the remedies set forth in this Seller Warranty, Seller will reimburse Buyer by issuing a credit memorandum at the Warranty Labor Rate for the direct labor hours expended by Buyer in performing inspections of the Aircraft to determine whether or not a covered defect exists in any system, accessory, equipment or part manufactured to Seller's detailed design, provided that:

8.1.1 such inspections are recommended by a Seller service bulletin or service letter issued by Seller within 36 months after delivery of such Aircraft, and

8.1.2 such reimbursement will not apply to any inspections performed as an alternative to accomplishing corrective action when such corrective action is available to Buyer at the time such inspections are performed.

8.2 If a covered defect is determined to exist as a result of the foregoing inspections, the remedies under this Seller warranty will apply to Aircraft in warranty as of the warranty date set forth in the applicable Seller service bulletin or service letter or the date the defect was discovered by Buyer, whichever date occurs first.

9. Wear and Tear.

Normal wear and tear and the need for regular maintenance and overhaul will not constitute a defect.

10. Disclaimer and Release; Exclusion of Liabilities.

This Part A and the rights and remedies of Buyer and obligations of Seller herein are subject to the Disclaimer and Release and Exclusion of Consequential and Other Damages provisions of Article 12 of this Agreement.

11. Buyer's Indemnification of Seller.

The provisions of Part E, "Buyer's Indemnification of Seller and Insurance" of Exhibit C, will apply to all warranty work performed by Seller hereunder in accordance with Buyer's specific technical repair or correction instructions, to the extent any legal liability of Seller is based upon the content of such instructions.

PART B

WARRANTY REPAIRS AND MODIFICATIONS BY BUYER

1. General.

To expedite the return to service of any defective Aircraft or systems, accessories, equipment and parts (items) that Seller is obligated to correct under the Seller Warranty, repairs and modifications may, at Buyer's option, be performed by Buyer (work) and charged to Seller, subject to the following:

2. Scope.

This option applies only to items manufactured to Seller's detailed design. The warranty and notice periods and all other conditions and limitations applicable to the Seller Warranty apply to this option.

3. Repairs and Modifications.

All work will be performed in accordance with Seller's written instructions, using parts and materials as may be furnished by Seller and/or Seller approved parts and materials as may be furnished by Buyer.

4. Claims for Reimbursement.

Buyer's claim for reimbursement must be submitted in writing to Seller promptly after completion of the work. Such claim must include the data set forth in paragraph 4.3 of Part A of this Exhibit B and the following:

4.1 Description of the work performed by Buyer;

4.2 Date work was completed by Buyer;

4.3 Itemized account of the direct labor hours expended in performing the work; and

4.4 Itemized account of the direct materials incorporated in the work.

5. Reimbursement.

Upon approval of Buyer's claim for reimbursement, Seller will reimburse Buyer by issuing a credit memorandum as follows:

5.1 Direct Labor.

At the Warranty Labor Rate specified herein for labor hours expended by Buyer's direct labor employees in performing the work, including removal, disassembly, inspection, bench testing, warrantable repair or modification, reassembly, final inspection, and reinstallation, but not to exceed Seller's reasonable estimate of required labor hours, unless a greater number of direct labor hours is established by agreement between Seller and Buyer, and excluding time for overhaul.

5.2 Direct Materials.

At the invoice cost to Buyer for all direct materials incorporated in the work, excluding (i) materials used for overhaul, (ii) materials furnished by Seller at no charge, (iii) materials which exceed Seller's reasonable estimate of required materials, and (iv) allowances for handling, overhead, taxes, customs duties and the like.

5.3 Warranty Labor Rate.

The Warranty Labor Rate is $43.70 (1998 $ STE) per hour or 150% of Buyer's average direct hourly labor rate, whichever is greater. For this purpose, "average direct hourly labor rate" is defined as the average hourly rate (excluding all fringe benefits, premium-time allowances, social charges, business taxes and the like) paid by Buyer to Buyer's employees whose jobs are directly related to the performance of the work. Prior to or concurrently with submittal of Buyer's first claim for labor reimbursement, Buyer will notify Seller of Buyer's then-current average direct hourly labor rate, and thereafter notify Seller of any material change in such rate. Seller may require data from Buyer to substantiate such rates.

5.4 Limitation.

The total reimbursement with respect to the direct labor and direct materials incorporated in the work, will not exceed 65% of Seller's then-current sales price for the item unless a greater percentage is established for a particular item by written agreement between Seller and Buyer.

All claims for reimbursement will be subject to audit by Seller. Seller will promptly notify Buyer of Seller's disposition of each claim submitted hereunder.

6. Replaced Parts.

If component parts of any assembly are replaced by Buyer, the replaced parts will be tagged with the assembly part number, the serial number and the warranty claim number and retained for a period of 60 days following the date of submittal of Buyer's claim, so as to be made available for Seller's inspection. Such parts may be scrapped after such 60-day period.

PART C

SELLER SERVICE LIFE POLICY

1. Definitions.

1.1 "Airframe Component" means any of the primary structural elements of the wing, fuselage, or vertical or horizontal stabilizer set forth in Attachment A hereto and installed in an Aircraft at the time of delivery.

1.2 "Landing Gear Component" means any of the primary structural elements of the landing gear set forth in Attachment A and installed in an Aircraft at the time of delivery.

1.3 "Spare Component" means any component set forth in Attachment A that was furnished to Buyer pursuant to this Policy or purchased by Buyer from Seller as a spare part.

1.4 "Covered Component" means an Airframe Component, a Landing Gear Component or a Spare Component.

1.5 "Failure" means any breakage or defect in a Covered Component.

1.6 "Failed Component" means a Covered Component in which a Failure has occurred.

2. Service Life Policy.

If a Failure occurs in any Covered Component within the following periods, Seller will promptly, at a price calculated pursuant to this Policy, either (i) design and furnish to Buyer materials required to correct the Failed Component or (ii) furnish to Buyer a replacement Covered Component:

2.1 As to any Airframe Component or Landing Gear Component, within 12 years after delivery of the Aircraft in which such component was initially installed; or

2.2 As to any Spare Component, within 12 years after delivery of such Spare Component, or within 12 years after delivery by Seller of the last new Model 717 aircraft to Buyer, whichever first expires.

3. Price.

The price that Buyer will pay for the correction or replacement of a Failed Component will be calculated pursuant to the following formula:

P	=	CT
144

where:

P	=	price to Buyer
C	=	Seller spare parts sales price at time of correction or replacement
T	=	total age in months of the Failed Component from the date of delivery to Buyer to the date of Failure.

4. Conditions and Limitations.

Seller's obligations under this Policy are conditioned upon the following:

4.1 Buyer must notify Seller of the Failure within three months after it becomes apparent to Buyer.

4.2 Buyer must provide reasonable evidence that the claimed Failure is covered by this Policy and if requested by Seller, that such Failure was not the result of (i) the breakage of or a defect in a component not covered by this Policy, (ii) an extrinsic force, (iii) an act or omission of Buyer, or (iv) operation or maintenance contrary to applicable regulations or Seller's instructions.

4.3 If return of a Failed Component is practicable and requested by Seller, Buyer will return such Failed Component to Seller at Seller's expense frieght collect.

4.4 Buyer's rights and remedies under this Policy are limited to the receipt of corrective materials or replacement components at prices calculated in accordance with this Policy.

5. Disclaimer and Release; Exclusion of Liabilities.

This Part C and the rights and remedies of Buyer and the obligations of Seller herein are subject to the Disclaimer and Release and Exclusion of Consequential and Other Damages provisions of Article 12 of this Agreement.

COVERED AIRFRAME AND LANDING GEAR COMPONENTS

(1) Pylons

(a) Front engine mount yoke

(b) Spars (including spar caps, webs and stiffeners)

(c) Front engine mount to pylon attach fitting

(d) Aft engine mount to pylon attach fitting

(e) Upper and lower skin and stiffeners between spars

(f) Pylon to fuselage attach angles and fittings

(2) Wings

(a) Front and rear spars (including spar caps, webs and stiffeners)

(b) Upper and lower stringers and skin between spars

(c) Landing gear bulkhead and landing gear attach fitting

(d) Bulkhead at side of fuselage, including trapezoidal panel

(e) Ribs in the wing

(f) Wing to fuselage attach tee

(g) Wing flap attach fittings

(3) Fuselage

(a) External surface skins and doublers, longitudinal stiffeners, longerons and circumferential rings and frames between the forward pressure bulkhead and the vertical stabilizer rear spar bulkhead, and structural support and enclosure for the APU but excluding all system components and related installation and connecting devices, insulation, lining, and decorative panels and related installation and connecting devices.

(b) Window and windshield structure but excluding the windows and windshields.

(c) Fixed attachment structure of the passenger doors, cargo doors and emergency exits, excluding door mechanisms and movable hinge components. Sills and frames around the body openings for the passenger doors, cargo doors and emergency exits, excluding scuff plates and pressure seals.

(d) Nose wheel well structure, including the wheel well walls, pressure deck, forward and aft bulkheads, and the gear support structure.

(e) Main gear wheel well structure including pressure deck, bulkheads and landing gear beam support structure.

(f) Floor beams and support posts in the control cab and passenger cabin area, but excluding seat tracks.

(g) Forward and aft pressure bulkheads.

(h) Keel structure between the wing front spar bulkhead and the main gear wheel well aft bulkhead, including splices.

(i) Wing front and rear spar support bulkheads, and vertical and horizontal stabilizer front and rear spar support bulkheads including terminal fittings but excluding all system components and related installation and connecting devices, insulation, lining, decorative panels, and related installation and connecting devices.

(4) Empennage

(a) Vertical stabilizer spars and skin between spars

(b) Aft fuselage vertical stabilizer carry-through structure

(c) Horizontal stabilizer spars, integral skin and stringers between spars, and pivot fittings

(5) Main Landing gear

(a) Outer cylinder

(b) Piston/axle

(c) Side brace

(d) Fixed side brace

(e) Orifice support tube

(6) Nose Landing gear

(a) Housing

(b) Piston

(c) Axle

(d) Orifice support tube

(e) Cylinder

NOTE: The Service Life Policy does not cover any bearings, bolts, bushings, clamps, brackets, actuating mechanisms or latching mechanisms used in or on the Covered Components.

PART D

SELLER INDEMNITY AGAINST PATENT INFRINGEMENT

1. Indemnity.

Subject to the provisions of this Part D, Seller will indemnify and hold harmless Buyer from and against all claims, suits, actions, liabilities, damages and costs arising out of actual or alleged infringement, by any Aircraft or any system, accessory, equipment or part (item) installed thereon at the time of Aircraft delivery, of any patent issued under the laws of any country in which Buyer lawfully operates the Aircraft (Country).

2. Exceptions.

2.1 This indemnity will not apply unless, from the time of design of the allegedly infringing Aircraft or item until the resolution of the infringement claim, the Country and flag country of the Aircraft: (i) are fully bound by the Chicago Convention on International Civil Aviation of December 7, 1944, and are fully entitled to all benefits of Article 27 thereof, or (ii) have been parties to the International Convention for the Protection of Industrial Property (Paris Convention), or (iii) are the United States.

2.2 This indemnity will not apply to Buyer Furnished Equipment, Engines, any system, accessory, equipment or part that was not manufactured to Seller's detailed design, or to any system, accessory, equipment or part manufactured to Seller's detailed design without Seller's authorization.

3. Conditions and Limitations.

Buyer's remedy and Seller's obligations hereunder are subject to the following:

3.1 Buyer must give Seller written notice within 10 days after Buyer receives notice of a suit or action against Buyer alleging infringement or within 20 days after Buyer receives a written claim of infringement.

3.2 Following receipt of such notice Seller may conduct negotiations with any party claiming infringement and may intervene in any suit or action. Whether or not Seller intervenes, Seller will be entitled at any stage of the proceedings to assume or control the defense.

3.3 Buyer will (i) promptly furnish to Seller all data, records and assistance within Buyer's control which are material to any such claim, suit or action and (ii) (except as to amounts mandated by a judgment) obtain Seller's prior approval to pay or assume any liabilities, damages, royalties or costs.

3.4 Seller's obligations and Buyer's remedies herein exclude Buyer's incidental or consequential damages and liabilities, costs, loss of revenue or loss of profit resulting from loss of use, but include, at Seller's option, replacing the infringing item with an equivalent non infringing unit or otherwise curing any infringement on account of which use of the Aircraft by Buyer is prevented.

3.5 Seller's obligations and Buyer's remedies herein are exclusive and in substitution for, and Buyer hereby waives, releases and renounces, all other indemnities, obligations and liabilities of Seller and any assignee of Seller, and all other rights, remedies and claims, including claims for damages, direct, incidental or consequential, of Buyer against Seller or any assignee of Seller, express or implied, arising by law or otherwise, with respect to any actual or alleged patent infringement or the like by any Aircraft or any item installed therein.

PART D-1

SELLER INDEMNITY AGAINST COPYRIGHT INFRINGEMENT

1. Indemnity.

Subject to the following, Seller will indemnify Buyer with respect to claims, suits, damages and costs arising out of copyright infringement by any computer software included with the Aircraft when the Aircraft is first delivered by Seller (Aircraft Software).

2. Exceptions, Limitations and Conditions.

2.1 Seller will have no obligation to indemnify Buyer relative to Buyer Furnished Equipment, engines, software not manufactured to Seller's detailed design, or software manufactured to Seller's detailed design without Seller's written authorization.

2.2 Seller's obligation to indemnify Buyer is limited to infringements (a) in countries where Buyer lawfully operates the Aircraft (Countries), (b) where, from the time of creation of the allegedly infringing software until the resolution of the infringement claim, the Countries and flag country of the Aircraft are members of The Berne Union and recognize computer software as a "work" under The Berne Convention, and (c) in the United States.

2.3 Seller will have no obligation or liability for loss of use, revenue or profit, or for any other incidental or consequential damages.

2.4 Seller may, at its option, replace any infringing or allegedly infringing Aircraft Software (or item containing Aircraft Software) with a noninfringing equivalent.

2.5 Buyer must inform Seller in writing (a) within 10 days after Buyer receives notice of a suit or other formal action against Buyer alleging copyright infringement involving Aircraft Software and (b) within 30 days after Buyer receives any written allegation or claim in the nature of copyright infringement involving Aircraft Software.

2.6 Seller may negotiate with any party claiming infringement and may intervene or assume control of the defense at any stage in any infringement suit or action.

2.7 Buyer will promptly furnish to Seller all data, records and assistance within Buyer's possession or control which may be material to any copyright infringement claim, suit or action relating to Aircraft Software.

2.8 Other than as required by a final judgment entered by a court of competent jurisdiction, Buyer will not make any payment or commitment to pay, assume any obligation, or make any material concession relative to any copyright infringement for which Seller may otherwise be obligated.

2.9 The obligations of Seller and remedies of Buyer set forth in this Part are exclusive and in substitution for, and Buyer hereby waives, releases and renounces, all other indemnities, obligations, and liabilities of Seller and all other rights, claims and remedies of Buyer against Seller, express or implied, arising by law or otherwise, with respect to any actual or alleged copyright infringement or the like by any Aircraft or any item included in any Aircraft.

PART E

SUPPLIER WARRANTIES AND PATENT INDEMNITIES

1. Supplier Warranties and Supplier Patent Indemnities.

Seller will use diligent efforts to obtain adequate warranties and indemnities against patent infringement enforceable by Buyer from manufacturers (Suppliers) of systems, accessories, equipment or parts installed on the Aircraft at the time of delivery that were selected and purchased by Seller, but not manufactured to Seller's detailed design. Seller will furnish copies of such warranties and patent indemnities to Buyer prior to delivery of the first Aircraft.

2. Seller Assistance in Administration of Supplier Warranties.

Buyer will be responsible for submitting warranty claims directly to Suppliers; however, if Buyer experiences problems enforcing any Supplier warranty obtained by Seller for Buyer, Seller will conduct an investigation of such problems and assist Buyer in the resolution of such claims.

3. Seller Support in Event of Supplier Default.

3.1 If any Supplier defaults in the performance of a material obligation under a design, material or workmanship warranty obtained by Seller for Buyer, and Buyer provides evidence to Seller that such default has occurred, then the equivalent warranty and related provisions set forth in this Product Assurance Document will apply to the claimed defect.

3.2 At Seller's request, Buyer will assign to Seller, and Seller will be subrogated to, Buyer's rights against the manufacturer providing such Supplier warranty.

PART F

ENGINE MANUFACTURER'S WARRANTY
AND PRODUCT SUPPORT PLAN

Seller has obtained from BMW Rolls Royce (BRR) the right to extend to Buyer the provisions of BRR's product support plan for customers purchasing BRR700-715A1-30 Powered 717 Type Aircraft; subject, however, to Buyer's acceptance of the conditions set forth in said product support plan. Accordingly, Seller hereby extends to Buyer, and Buyer hereby accepts, the provisions of such product support plan applicable to such BRR700-715A1-30 engine(s) ("Engine(s)," including all "Parts" thereof), and such product support plan shall apply to Engines installed in the Aircraft at the time of delivery; provided that Buyer may, by notice given to Seller and BRR, elect to substitute for such product support plan any separate agreement effective between Buyer and BRR in which case, Buyer hereby releases and discharges Seller and BRR from any and all claims, obligations and liabilities whatsoever arising out of the purchase or use of said installed Engines except as expressly assumed by BRR in such separate agreement for such product support plan.

PART G

SELLER INTERFACE COMMITMENT

1. Interface Problems.

If Buyer experiences technical problems in the operation of an Aircraft or its systems, the cause of which is not readily identifiable by Buyer but which Buyer believes to be attributable to the design characteristics of the Aircraft or its systems (Interface Problem), Seller will, without additional charge to Buyer, promptly conduct an investigation and analysis to determine the cause or causes of the Interface Problem and to recommend such corrective action as may be feasible. Buyer will furnish to Seller all data and information in Buyer's possession relevant to the Interface Problem, and will cooperate with Seller in the conduct of investigations and tests. Seller will promptly advise Buyer at the conclusion of its investigation of Seller's opinion as to the causes of the Interface Problem and Seller's recommendation as to corrective action.

2. Seller Responsibility.

If Seller determines that the Interface Problem is primarily attributable to the design of any item manufactured to Seller's detailed design, Seller will correct the design of such item to the extent of any then-existing obligations of Seller under the provisions of the applicable Seller Warranty or Seller Service Life Policy.

3. Manufacturer Responsibility.

If Seller determines that the Interface Problem is primarily attributable to the design of an item not manufactured to Seller's detailed design, Seller will assist Buyer in processing a warranty claim against the manufacturer of such item.

4. Joint Responsibility.

If Seller determines that the Interface Problem is partially attributable to the design of an item manufactured to Seller's detailed design and partially to the design of an item not manufactured to Seller's detailed design, Seller will seek a solution to the Interface Problem through the cooperative efforts of Seller and the manufacturer of the other item and will promptly advise Buyer of resulting corrective actions and recommendations.

5. General.

Buyer will, if requested by Seller, assign to Seller any of Buyer's rights against any manufacturer as Seller may require to fulfill its obligations hereunder.

6. Disclaimer and Release; Exclusion of Liabilities.

This Part G and the rights and remedies of Buyer and the obligations of Seller herein are subject to the Disclaimer And Release and Exclusion of Consequential and Other Damages provisions of Article 12 of this Agreement.

PART H

GENERAL

1. Duplicate Product Assurance Remedies.

Seller will not provide or be requested to provide multiple remedies for any claim made pursuant to the provisions of this Product Assurance Document.

2. Notices.

References to "Seller" in connection with notices or communications throughout this Product Assurance Document mean Seller's Product Assurance Regional Manager at Renton, Washington.

CUSTOMER SUPPORT DOCUMENT

between

MCDONNELL DOUGLAS CORPORATION

A WHOLLY-OWNED SUBIDIARY OF

THE BOEING COMPANY

and

TRANS WORLD AIRLINES, INC

Exhibit C to Purchase Agreement Number 2216

CUSTOMER SUPPORT DOCUMENT NO. xxxx

Dated __________________

Relating to

MODEL 717 AIRCRAFT

This Customer Support Document is Exhibit C to and forms a part of Purchase Agreement No. 2216 between McDonnell Douglas Corporation a wholly-owned subsidiary of The Boeing Company (Seller) and Trans World Airlines, Inc. (Buyer) relating to the purchase of Seller Model 717 aircraft. This Customer Support Document consists of the following parts:

PART A	Seller Maintenance Training Program
PART B	Seller Customer Support Services
PART C	Seller Flight Training Program
PART D	Technical Data and Documents
PART E	Buyer's Indemnification of Seller and Insurance
PART F	Alleviation or Cessation of Performance

PART A

SELLER MAINTENANCE TRAINING PROGRAM

1. General.

1.1 Seller will provide maintenance training and flight training programs to support the introduction of a specific model of aircraft into service. The training programs will consist of general and specialized courses.

1.2 Seller will conduct all training at Seller's primary training facility for the model of aircraft purchased unless otherwise agreed.

1.3 All training will be presented in the English language. If translation is required, Customer will provide interpreters.

1.4 Customer will be responsible for all expenses of Customer's personnel. Seller will transport Customer's personnel between their local lodging and Seller's training facility.

1.5 If any part of the training described in this Exhibit is not used by Customer within 12 months after the delivery of the last aircraft under the relevant purchase agreement, Seller will not be obligated to provide such training.

1.6 Buyer's maintenance instructors and engineers may access an Aircraft in the factory and/or on the flight line for training provided that such access does not adversely affect the production or delay delivery of an Aircraft.

2. Maintenance Training Planning Conference.

Customer and Seller will conduct planning conferences approximately 12 months before delivery of the first Aircraft, or as otherwise agreed, to develop and schedule a customized Customer Support Program to be furnished by MDC in support of the Aircraft.

The customized Customer Services Program will be based upon and equivalent to the entitlements summarized below.

3. Maintenance Training Program.

Maintenance Training - Seller shall provide instructor time for a combination of factory and field training up to thirty-four man-weeks. Maintenance training will be conducted to the Maintenance Instructor/Engineer level as required by Buyer.

3.1 Executive General Familiarization Course

3.2 Airplane General Familiarization Course

3.3 Ramp and Transit Maintenance Course

3.4 Airframe and Power Plant Line and Base Course

3.5 Electrical and Avionics Line and Base Course

3.6 Specialized Courses

4. Post Delivery Practical Observation

Field Training; at Buyer's designated base(s) for up to 19 instructor weeks.

5. Training at a Facility Other Than Seller's.

If requested prior to the conclusion of the Maintenance Training Planning Conference, Seller will conduct the classroom training described above (except for the Advanced Composite Repair Course at a mutually acceptable alternate training site, subject to the following conditions:

5.1 Buyer will be responsible for providing acceptable classroom space and training equipment required to present the Seller courseware.

5.2 Buyer will pay Seller's then-current per diem charge for each Seller instructor for each day, or fraction thereof, such instructor is away from their home location, including travel time.

5.3 Buyer will reimburse Seller for round-trip transportation for Seller's instructors and training materials between the primary training facility and such alternate training site.

5.4 Buyer will pay, or reimburse Seller for, all taxes, fees, duties, licenses, permits and similar expenses incurred by Seller or its employees as a result of Seller's providing the training at such alternate siteor incurred as a result of Seller providing revenue service training; and

5.5 Those portions of training that require the use of training devices not available at the alternate site will be conducted at Seller's facility or at some other alternate site.

6. Supplier Training.

The Maintenance Training includes sufficient information on the location, operation and servicing of Aircraft equipment, accessories and parts provided by suppliers to support line maintenance functions.

If Buyer requires additional maintenance training with respect to any supplier-provided equipment, accessories or parts, Buyer will schedule such training directly with the supplier. If Buyer experiences difficulty in scheduling such training, Seller will, if requested, assist Buyer in coordinating and scheduling such training.

7. Student Training Material.

Training materials will be provided to each student. In addition, one set of training materials used in Seller's training program, including visual aids, Computer Based Training Courseware, instrument panel wall charts, text/graphics, video programs, etc. will be provided for use in Customer's own training program. Items will be provided without revision service. All maintenance training materials will be customized to reflect Buyer's configuration of the Aircraft and will be provided (as available) in digital format in addition to the other media provided. Corrections to training material will be incorporated in both print and digital media (if provided) in a timely manner.

8. Course Completion Records.

At the completion of the Maintenance Training, Seller will provide Buyer with course completion records consisting of the following:

8.1 Master copies of all examinations given.

8.2 Attendance and examination records for each student.

8.3 Certificate of Completion for each course each student successfully completes.

PART B

SELLER CUSTOMER SUPPORT SERVICES

1. General.

This Part describes the support services to be provided by Seller at no additional charge to Buyer, unless otherwise specified herein. Except with respect to Field Services the services described in this Part will be provided by Seller during a period commencing with delivery of the first Aircraft and continuing so long as one Aircraft is regularly operated by Buyer in commercial air transport service.

2. Field Service Engineering.

Seller will furnish field service representation to advise Buyer on maintenance and operation of the Aircraft (Field Services) as follows:

2.1 Field Services will be available to Buyer at or near Buyer's main maintenance or engineering facility beginning before the scheduled delivery month of the first aircraft and ending 12 months after delivery of the last aircraft covered by a specific purchase agreement.

2.2 Buyer will furnish at no charge to Seller suitable furnished office space and office equipment at the location where Seller is providing Field Service Representatives. As required, Buyer will assist each representative providing Field Services with visas, work permits, customs, mail handling, identification passes, and formal introduction to local airport authorities.

2.3 Seller Field Service Representatives are assigned to various airports around the world. Whenever Customer's aircraft are operating through any such airport, the services of Seller's Field Service Representatives are available to Customer.

3. Additional Engineering Support Services.

Seller will, if requested by Buyer in writing, provide technical advisory assistance with respect to the Aircraft and accessories, equipment and parts manufactured to Seller's detailed design and installed in the Aircraft at the time of delivery. Technical advisory assistance, provided from the Seattle area or at a base designated by Customer as appropriate, will include:

3.1 Operational Problem Support. If Customer experiences operational problems with an aircraft, Seller will analyze the information provided by Customer to determine the probable nature and cause of the problem and to suggest possible solutions.

3.2 Schedule Reliability Support. If Customer is not satisfied with the schedule reliability of a specific model of aircraft, Seller will analyze information provided by Customer to determine the nature and cause of the problem and to suggest possible solutions.

3.3 Maintenance Cost Reduction Support. If Customer is concerned that actual maintenance costs of a specific model of aircraft are excessive, Seller will analyze information provided by Customer to determine the nature and cause of the problem and to suggest possible solutions.

3.4 Aircraft Structural Repair Support. If Customer is designing structural repairs and desires Seller's support, Seller will analyze and comment on Customer's engineering releases relating to structural repairs not covered by Seller's Structural Repair Manual.

3.5 Aircraft Modification Support. If Customer is designing aircraft modifications and requests Seller's support, Seller will analyze and comment on Customer's engineering proposals for changes in, or replacement of, systems, parts, accessories or equipment manufactured to Seller's detailed design. Seller will not analyze or comment on any major structural change unless Customer's request for such analysis and comment includes complete detailed drawings, substantiating information (including any information required by applicable government agencies), all stress or other appropriate analyses, and a specific statement from Customer of the substance of the review and the response requested.

4. Special Services.

4.1 Facilities, Ground Equipment and Maintenance Planning Assistance.

a. Upon request, Seller will visit Customer's main base to evaluate aircraft maintenance facilities, develop recommendations and assist in maintenance planning.

b. Aircraft Maintenance Task Oriented Support System (AMTOSS) which provides a numerical identity for maintenance procedures normally conducted in an airline maintenance program.

4.2 Additional Services.

Seller may, at Buyer's request, provide additional special services with respect to the Aircraft after delivery, which may include such items as Master Changes (Kits and/or Data), training and maintenance and repair of the Aircraft. Providing such additional services will be subject to (i) mutually acceptable price, schedule and scope of work and (ii) Seller's then-current standard contract therefor, including disclaimer and release, exclusion of consequential and other damages and indemnification and insurance requirements.

4.3 Post-Delivery Aircraft Services.

If Seller performs unanticipated work on an Aircraft after delivery of such Aircraft, but prior to its initial departure flight, or upon its return to Seller's facilities prior to completion of such flight, the following provisions will apply:

4.3.1 Title to and risk of loss of any such Aircraft will at all times remain with Buyer.

4.3.2 The provisions of the Seller Warranty set forth in Exhibit B of this Agreement will apply to such work.

4.3.3 Buyer will reimburse Seller for such work to the extent that it is not covered by the Seller Warranty applicable to the Aircraft.

4.3.4 The disclaimer and Release and Exclusion of Consequential and Other Damages provisions set forth in Article 12 of this Agreement and the indemnification and insurance provisions set forth in this Exhibit C will apply to such Seller work.

4.3.5 In performing such work, Seller may rely upon the commitment authority of Buyer's personnel requesting such work.

5. Additional Informational Services.

Seller may, from time to time, provide Buyer with additional services in the form of information about the Aircraft or other aircraft of the same type, including information concerning design, manufacture, operation, maintenance, modification, repair and in-service experience.

6. Spares.

a) Recommended Spares Parts List (RSPL)

customized RSPL, data and documents will be provided to identify spare parts required for Customer's support program.

b) Illustrated Parts Catalog (Provisioning IPC)

A customized Provisioning IPC in accordance with ATA 100 will be provided.

c) Provisioning Training

Provisioning training will be provided for Customer's personnel at Seller's facilities, where documentation and technical expertise are available. Training is focused on the initial provisioning process and calculations reflected in the Seller RSPL.

d) Spares Provisioning Conference

A provisioning conference will be conducted, normally at Seller's facilities where technical data and personnel are available.

PART C

SELLER FLIGHT TRAINING PROGRAM

1. General.

1.1 Seller will provide maintenance training and flight training programs to support the introduction of a specific model of aircraft into service. The training programs will consist of general and specialized courses.

1.2 Seller will conduct all training at Seller's primary training facility for the model of aircraft purchased unless otherwise agreed.

1.3 All training will be presented in the English language. If translation is required, Customer will provide interpreters.

1.4 Customer will be responsible for all expenses of Customer's personnel. Seller will transport Customer's personnel between their local lodging and Seller's training facility.

1.5 If any part of the training described in this Exhibit is not used by Customer within 12 months after the delivery of the last aircraft under the relevant purchase agreement, Seller will not be obligated to provide such training.

2. Flight Training Planning Conference.

Customer and Seller will conduct planning conferences approximately 12 months before delivery of the first Aircraft, or as otherwise agreed, to develop and schedule a customized Customer Support Program to be furnished by Seller in support of the Aircraft.

The customized Customer Services Program will be based upon and equivalent to the entitlements summarized below.

3. Flight Training Program.

The Flight Training Program will consist of the following transition training:

3.1 Flight Crew Training Course.

Transition training for 6 flight crews (12 pilots); The training will consist of grounds school (utilizing computer based training), fixed base simulator, full flight simulator and actual aircraft training on Customer's Aircraft.

3.2 Flight Dispatcher Training Course.

Flight Dispatcher training; 5 Days, up to 10 people

3.3 Flight Attendant Training Course.

Flight Attendant training; 3 Days, up to 20 people

3.4 Performance Engineer Training Courses.

Performance Engineer Training; will be provided at Seller's facility, up to 5 people.

4. Training at a Facility Other Than Seller's.

If requested prior to the conclusion of the Flight Training Planning Conference, Seller will conduct the Flight Crew, Flight Dispatcher and Flight Attendant training at a mutually acceptable alternate training site, subject to the following conditions:

4.1 Buyer will be responsible for providing classroom space acceptable to Seller, a flight simulator and training equipment required to present the Seller courseware.

4.2 Buyer will pay Seller's then-current per diem charge for each Seller instructor for each day, or fraction thereof, such instructor is away from their home location, including travel time.

4.3 Buyer will reimburse Seller for round-trip transportation for Seller's flight training instructors and materials between the primary training facility and such alternate site.

4.4 Buyer will pay, or reimburse Seller for, all taxes, fees, duties, licenses, permits and similar expenses incurred by Seller and its employees as a result of Seller's providing the training at such alternate site or incurred as a result of Seller providing revenue service training; and

4.5 Those portions of training that require the use of training devices not available at the alternate site will be conducted at Seller's facility or at some other alternate site.

5. Student Training Material

One copy of the Flight Crew Operating Manual (FCOM) will be provided to each student, without revision service. In addition, one set of training materials as used in Seller's training program, including visual aids, Computer Based Training Courseware, instrument panel prints, text/graphics, video programs, etc. will be provided.

6. Ferry Assistance.

Seller flight crew personnel to assist in ferrying the first aircraft to Customer's main base.

7. Revenue Service Training.

Instructor pilots for 90 instructor pilot days for revenue service training assistance.

8. Flight Operations Support.

An instructor pilot to visit Customer 6 months after revenue service training to review Customer's flight crew operations for a 2 week period.

10. Operations Engineering Support.

10.1 As long as an aircraft purchased by Customer from Seller is operated by Customer in scheduled revenue service, Seller will provide operations engineering support. Such support will include:

10.1.1 assistance with the analysis and preparation of performance data to be used in establishing operating practices and policies for Customer's operation of aircraft;

10.1.2 assistance with interpretation of the minimum equipment list, the definition of the configuration deviation list and the analysis of individual aircraft performance;

10.1.3 assistance with solving operational problems associated with delivery and route-proving flights;

10.1.4 information regarding significant service items relating to aircraft performance or flight operations; and

10.1.5 if requested by Customer, Seller will provide operations engineering support during an aircraft ferry flight.

11. General Terms and Conditions and Indemnification.

11.1 Seller flight instructor personnel will not be required to work in excess of 5 days per week, nor in excess of 8-hours in any one 24-hour period, of which not more than 5 hours per 8-hour workday will be spent in actual flying; provided, however, that the foregoing restrictions will not apply with respect to ferry assistance or Revenue Service Training services, which will be in accordance with FAA rules and regulations.

11.2 Normal Line Maintenance is defined as line maintenance that Seller might reasonably be expected to furnish for flight crew training at Seller's facility, and will include ground support and aircraft storage in the open, but will not include provision of spare parts. Seller will provide Normal Line Maintenance services for any aircraft while the aircraft is used for flight crew training at Seller's facility in accordance with the Seller Maintenance Plan (Seller document D6-82076) and the Repair Station Operation and Inspection Manual (Seller document D6-25470). Customer will provide such services if flight crew training is conducted elsewhere. Regardless of the location of such training, Customer will be responsible for providing all maintenance items (other than those included in Normal Line Maintenance) required during the training, including, but not limited to, fuel, oil, landing fees and spare parts.

11.3 If the training is based at Seller's facility, and the aircraft is damaged during such training, Seller will make all necessary repairs to the aircraft as promptly as possible. Customer will pay Seller's reasonable charge, including the price of parts and materials, for making the repairs. If Seller's estimated labor charge for the repair exceeds $25,000, Seller and Customer will enter into an agreement for additional services before beginning the repair work.

11.4 If the flight training is based at Seller's facility, several airports in surrounding states may be used, at Seller's option. Unless otherwise agreed in the flight training planning conference, it will be Customer's responsibility to make arrangements for the use of such airports.

11.5 If Seller makes arrangements on behalf of Buyer for the use of airports for flight training hereunder, Seller will pay on Buyer's behalf any landing fee charged to Buyer by any airport used in conjunction with the Flight Training. Not later than 30 days prior to the start of such Flight Training, Buyer will provide to Seller an open purchase order against which Seller will invoice Buyer for any such landing fee paid by Seller on Buyer's behalf. Such invoice will be submitted to Buyer approximately 60 days after completion of such Flight Training when all landing fee charges have been received and verified. Payment by Buyer to Seller will be made within 30 days of the date of such invoice.

11.6 If requested by Seller, Buyer will make available to Seller a delivered Aircraft for the purpose of familiarizing Seller instructor or ferry flight crew personnel with operating special equipment or systems installed in such Aircraft. If flight of the Aircraft is required for any Seller instructor or ferry flight crew member to maintain such instructor's or flight crew member's FAA license for flight proficiency or landing currency for aircraft of the same model type as the Aircraft, Seller will be responsible for the cost of fuel, oil, landing fees and spare parts attributable to that portion of any flight.

PART D

TECHNICAL DATA AND DOCUMENTS

1. General.

Materials are defined as any and all items that are created by Seller or a third party, which are provided directly or indirectly from Seller and serve primarily to contain, convey or embody information. Materials may include either tangible embodiments (for example, documents or drawings), or intangible embodiments (for example, software and other electronic forms) of information but excludes Aircraft Software. Aircraft Software is defined as software that is installed on and used in the operation of the aircraft.

Seller will furnish to Customer certain Materials to support the maintenance and operation of the aircraft at no additional charge to Customer, except as otherwise provided herein. Such Materials will, if applicable, be prepared generally in accordance with Air Transport Association of America (ATA) Specification No. 100, entitled "Specification for Manufacturers' Technical Data". Seller will use it best reasonable efforts to use the most current applicable revision to such ATA Specification No. 100. Materials will be in English and in the units of measure used by Seller to manufacture an aircraft.

Digitally-produced Materials will, if applicable, be prepared generally in accordance with ATA Specification No. 2100, dated January 1994, "Digital Data Standards for Aircraft Support."

2. Treatment of Data and Documents.

2.1 General. - All Materials provided by Seller to Customer and not covered by a Seller CSGTA or other agreement between Seller and Customer defining Customer's right to use and disclose the Materials and included information will be covered by, and subject to the terms of this Agreement. Title to all Materials containing, conveying or embodying confidential, proprietary or trade secret information (Proprietary Information) belonging to Seller or a third party (Proprietary Materials), will at all times remain with Seller or such third party. Customer will treat all Proprietary Materials and all Proprietary Information in confidence and use and disclose the same only as specifically authorized in this Agreement.

2.2 License Grant - Seller grants to Customer a worldwide, non-exclusive, non-transferable license to use and disclose Proprietary Materials in accordance with the terms and conditions of this Agreement. Customer is authorized to make copies of Materials (except for Materials bearing the copyright legend of a third party), and all copies of Proprietary Materials will belong to Seller and be treated as Proprietary Materials under this Agreement. Customer will preserve all proprietary legends, and all copyright notices on all Materials and insure the inclusion of those legends and notices on all copies.

2.3 Use of Proprietary Materials and Proprietary Information - Customer is authorized to use Proprietary Materials and Proprietary Information for the purpose of: (a) operation, maintenance, repair, or modification of Customer's aircraft for which the Proprietary Materials and Proprietary Information have been specified by Seller and (b) development and manufacture of training devices and maintenance tools for use by Customer.

2.4 Providing of Proprietary Materials to Contractors - Customer is authorized to provide Proprietary Materials to Customer's contractors for the sole purpose of maintenance, repair, or modification of Customer's aircraft for which the Proprietary Materials have been specified by Seller. In addition, Customer may provide Proprietary Materials to Customer's contractors for the sole purpose of developing and manufacturing training devices and maintenance tools for Customer's use. Before providing Proprietary Materials to its contractor, Customer will first obtain a written agreement from the contractor by which the contractor agrees (a) to use the Proprietary Materials only on behalf of Customer, (b) to be bound by all of the restrictions and limitations of this Part 5, and (c) that Seller is a third party beneficiary under the written agreement. Customer agrees to provide copies of all such written agreements to Seller upon request and be liable to Seller for any breach of those agreements by a contractor. A sample agreement acceptable to Seller is attached as AppendixVII.

2.5 Providing of Proprietary Materials and Proprietary Information to Regulatory Agencies.

When and to the extent required by a government regulatory agency having jurisdiction over Customer or an aircraft, Customer is authorized to provide Proprietary Materials and to disclose Proprietary Information to the agency for use in connection with Customer's operation, maintenance, repair, or modification of such aircraft. Customer agrees to take all reasonable steps to prevent the agency from making any distribution, disclosure, or additional use of the Proprietary Materials and Proprietary Information provided or disclosed. Customer further agrees to notify Seller immediately upon learning of any (a) distribution, disclosure, or additional use by the agency, (b) request to the agency for distribution, disclosure, or additional use, or (c) intention on the part of the agency to distribute, disclose, or make additional use of Proprietary Materials or Proprietary Information.

3. Document Formats and Quantities.

Materials Planning Conferences.

Customer and Seller will conduct planning conferences approximately 12 months before the scheduled delivery month of the first aircraft of a model in order to mutually determine the proper format and quantity of Materials to be furnished to Customer in support of the aircraft.

When available, Customer may select Seller standard digital format as the delivery medium or, alternatively, Customer may select a reasonable quantity of printed and 16mm microfilm formats. When Seller standard digital format is selected, Customer may also select up to 5 copies of printed or microfilm format copies, with the exception of the Illustrated Parts Catalog, which will be provided in one selected format only.

4. Data and Documents - Incremental Increase.

Until one year after the month of delivery of the last Aircraft covered by a specific purchase agreement, Buyer may annually request in writing a reasonable increase in the quantity of the Materials with the exception of microfilm master copies, digital formats, and all others for which a specified number of copies are provided. Seller will provide the additional quantity at no additional charge to Buyer beginning with the next normal revision cycle. Buyer may request a decrease in revision quantities at any time.

5. Advance Representative Copies.

All advance representative copies of Materials will be selected by Seller from available sources. Such advance copies will be for advance planning purposes only.

6. Customized Documents.

All customized Materials will reflect the configuration of the Aircraft as delivered.

7. Revisions.

7.1 Revision Service.

Seller will provide revisions free of charge to certain Materials to be identified in the planning conference conducted for a specific model of aircraft, reflecting changes developed by Seller, as long as Customer operates an aircraft of that model. Upon receipt of typed draft in the style of the existing manual, Seller will incorporate Buyer originated modifications in all manuals at a reasonable charge.

7.2 Revisions Based on Seller Service Bulletin
Incorporation.

If Seller receives written notice from Buyer that Buyer intends to incorporate, or has incorporated, any Seller service bulletin in the Aircraft, Seller will at no charge issue revisions to Materials with revision service reflecting the effects of such incorporation into the Aircraft.

8. COMPUTER SOFTWARE DOCUMENTATION FOR SELLER MANUFACTURED AIRBORNE COMPONENTS AND EQUIPMENT.

Seller will provide to Buyer a Computer Software Index containing a listing of (i) all programmed airborne avionics components and equipment manufactured by Seller or a Seller subsidiary, designed and developed in accordance with Radio Technical Commission for Aeronautics Document No. RTCA/DO-178 dated January 1982, No. RTCA/DO-178A dated March 1985, or later as available, and installed in the Aircraft by Seller in aircraft covered by the applicable purchase agreement and (ii) specific software documents (Software Documentation) available to Buyer from Seller for the listed components and equipment.

Two copies of the Computer Software Index will be furnished to Buyer with the first Aircraft of a model. Revisions to the Computer Software Index applicable to such a model of Aircraft will be issued to Buyer as such revisions are developed by Seller for so long as Buyer operates the Aircraft.

Software Documentation will be provided to Buyer upon Buyer's written request. The charge to Buyer for Software Documentation shall be Seller's price to reproduce the Software Documentation so requested. Software Documentation will be prepared essentially in accordance with the provisions of Air Transport Association of America (ATA) Specification No. 102, entitled "Specification for Computer Software Manual," as revised April 20, 1983; but Software Documentation will not include, and Seller will not be obligated to provide, any code (including, but not limited to, original source code, assembled source code, or object code) on computer sensible media.

9. Supplier Technical Data.

9.1 For supplier-manufactured programmed airborne avionics components and equipment classified as Seller Furnished Equipment (SFE) or Seller Purchased Equipment (SPE) or Buyer Designated Equipment (SPE) which contain computer software designed and developed in accordance with Radio Technical Commission for Aeronautics Document No. RTCA/DO-178 dated January 1982, No. RTCA/DO-178A dated March 1985, or later as available, Seller will request that each supplier of such components and equipment make software documentation available to Buyer in manner similar to that described in paragraph 8 of this Part.

9.2 The provisions of this paragraph will not be applicable to items of Buyer Furnished Equipment (BFE).

9.3 Seller will furnish to Customer a document identifying the terms and conditions of the product support agreements between Seller and its suppliers requiring the suppliers to fulfill Customer's requirements for information and services in support of the specific model of aircraft.

10. Buyer Furnished Equipment Data.

Seller will incorporate BFE information into the customized Materials providing Customer makes the information available to Seller at least nine months prior to the scheduled delivery month of Customer's first aircraft of a specific model. Customer agrees to furnish the information in Seller standard digital format if Materials are to be delivered in Seller standard digital format.

11. Technical Data and Documents Shipping Charges.

Seller pays the reasonable transportation costs of theMaterials. Buyer is responsible for any customs clearance charges, duties, and value added tax.

12. Buyer's Shipping Address.

The Documents furnished to Buyer hereunder are to be sent to a single address to be specified. Buyer will promptly notify Seller of any change to the address.

13. Technical Publications Data provided as proforma

A.	Maintenance Engineering Data
Access Door Diagrams & Data Sheets
Aircraft Recovery Manual
Component Description & Location List
FAA Maintenance Review Board Report
Maintenance Check Manual (work cards)
Maintenance Facility and Equipment Planning Manual
On-Aircraft Maintenance Planning Report
Special Tool & Equipment Drawings
Support Equipment Summary
Aircraft Zoning Report
Structural Diagrams Reference Manual
Shop Equipment (W & Z files)

B.	Technical Publications Data
Flight Crew Operating Manual
Aircraft Maintenance Manual
Product Support Supplier Directory
Product Support Supplier Agreements Manual
Schematic Manual
Seller Overhaul/Component Maintenance Manual
Vendor Overhaul/Component Maintenance Manual
Wiring Diagram Manual
Illustrated Tool & Equipment Lists
Nondestructive Testing Standard Practices Manual
Power Plant Buildup Manual
Structural Repair Manual
Service Bulletins
Service Bulletin Index
Illustrated Parts Catalog
Airline Data Report
Fault Isolation Manual
Fault Reporting Manual
Troubleshooting Manual
Wiring Diagram Manual Standard Practices
Component Maintenance Manual Alpha Numeric Index
Spares Interchangeability Manual
Cross Reference Index
C.	Engineering Data
Aircraft Characteristics for Airport Planning
Community Noise Document (if developed by Seller)
Design Handbook
Douglas Material Specifications Manual
Douglas Process Material Index
Douglas Process Standards Manual
Drafting Manual
Drawing Section List
Engineering Drawings
FAA Approved Airplane Flight Manual
Flying Qualities Report
Lamm Schematics
Performance Engineers Manual
Minimum Equipment List Procedures Manual
On-Board Wiring Diagram Book
Approved Equivalent Parts List
Master Minimum Equipment List
Wire Lists & Hook-up Charts
Douglas Standards manual
Master Component List
Flight Planning & Cruise Control Manual
Weight & Balance Manual, Chapter1
Weight & Balance Manual, Chapter 1 & 2, On-Board Copy
Weight Compliance Report
Performance Handbook
Airworthiness Limitation Instructions
SCAP (Standard Computerized Airplane Performance) Module for Takeoff and Landing
Enroute performance program for flight planning and mission studies
Cruise audit (performance monitoring)program

PART E

BUYER'S INDEMNIFICATION OF SELLER AND INSURANCE

1. Buyer's Indemnification Of Seller.

Buyer hereby indemnifies and holds harmless Seller from and against all claims and liabilities, including costs and expenses (including attorneys' fees) incident thereto or incident to successfully establishing the right to indemnification, for injury to or death of any person or persons, including employees of Buyer but not employees of Seller, or for loss of or damage to any property, including Aircraft, arising out of or in any way related to the performance by Seller of training, services or other obligations pursuant to this Exhibit C, whether or not arising in tort or occasioned in whole or in part by the negligence of Seller, whether active, passive or imputed.

1.1 With regard to training, services and other obligations, the foregoing indemnification will not apply to the legal liability to persons or parties other than Buyer or Buyer's assignees arising out of an accident caused solely by a product defect in an Aircraft.

2. Buyer's Insurance.

Evidence of insurance will be required 10 days prior to the scheduled delivery of the first Aircraft. Accordingly, Buyer will provide certificates of insurance specifically referencing the Agreement and paragraph 1 of this Part E. In addition to showing policy number, limits of liability, and effective dates of coverage, such certificates will contain but not be limited to the following provisions:

2.1 Hull All Risk; Hull War & Allied Perils Insurance.

Insurers and/or reinsurers will hold harmless and waive all rights of subrogation against Seller for any damages or claims arising out of these Exhibit C services.

2.2 Aircraft Liability Insurance.

(a) To name Seller as an additional insured in connection with the performance by Seller of training, services, or other obligations provided under this Exhibit C.

(b) To provide that the insurance arranged herein will be primary and without right of contribution with respect to any other insurance which may be available for the protection of Seller.

(c) To provide that all provisions of the insurance, except the limits of liability, will operate to give each insured or additional insured the same protection as if there were a separate policy issued covering each insured or additional insured.

(d) To provide that no act, omission, breach of any warranty or condition, or misrepresentation on the part of the Insured or any other person or party (other than by Seller) will void, exclude, minimize, or adversely change this coverage as it applies to Seller.

2.3 For Coverages Specified in 2.1 and 2.2.

(a) Acknowledgment that the insurers and/or reinsurers are aware of and have seen a copy of the Agreement and accept and insure the risks and indemnity herein to the extent of the coverage and endorsements as described in this certificate.

(b) To give 30 day written notice of cancellation, termination or adverse material alteration of the policies (7 day written notice in the event of non payment of premium or War Risk or such lesser period as may be in effect with prior notice).

(c) That Seller will not be responsible for payment, set off, or assessment of any kind of any premiums in connection with the policies, endorsements or coverages described herein.

(d) For the purpose of this Part E, "Seller" is defined as The Boeing Company, its divisions, subsidiaries, affiliates, the assignees of each and their respective directors, officers, employees and agents.

If more than one Aircraft is to be delivered under the Purchase Agreement, the insurance certificates must reference all Aircraft when delivered or separate certificates must be supplied for each Aircraft. The certificates of insurance will be kept current and valid.

PART F

Alleviation or Cessation of Performance

Seller will not be required to provide any services, training, data or goods at a facility while:

1. a labor stoppage or dispute in progress involving Buyer exists;

2. wars or warlike operations, riots or insurrections in the country where such facility is located exist;

3. conditions at such facility which, in the opinion of Seller, are detrimental to the general health, welfare or safety of its personnel and/or their families exist;

4. the United States Government refuses permission to any Seller personnel or their families to enter the country where such facility is located, or recommends that any Seller personnel or their families leave such country; or

5. the United States Government refuses Seller permission to deliver goods or services to the country where such facility is located.

After the location of Seller personnel at the facility, Seller further reserves the right, upon the occurrence of any of such events, to immediately and without prior notice to Customer relocate its personnel and their families.

ESCALATION ADJUSTMENT

between

MCDONNELL DOUGLAS CORPORATION

A WHOLLY-OWNED SUBSIDIARY OF

THE BOEING COMPANY

and

TRANS WORLD AIRLINES, INC.

Exhibit D to Purchase Agreement Number 2216

EXHIBIT D

ESCALATION ADJUSTMENT

1. Formula.

Base Airframe and Special Features price adjustments (Airframe Price Adjustment); are used to allow prices to be stated in current year dollars at the signing of the applicable purchase agreement and to adjust the amount to be paid by Buyer at delivery for the effects of economic fluctuation. The Airframe Price Adjustment will be determined at the time of aircraft delivery in accordance with the following formula:

Pa = (P+B)(L + M) - P

Where:

Pa	=	Airframe Price Adjustment. (For Model 717-200, 737-600, 737-700, 737-800 and 737-900, the Airframe Price includes the Engine Price at its basic thrust level.)
L	=	. 65 x ECI
134.7
M	=	.35 x ICI
126.1
P	=	Base Airframe Price plus Optional Features Price (as set forth in Article 3 of the Agreement).
B	=	0.005 x (N/12) x (P) where N is the calendar month and year of scheduled Aircraft delivery as shown in Article 2 of the Agreement minus the calendar month and year of July 1998.

ECI is a value determined using the U.S. Department of Labor, Bureau of Labor Statistics "Employment Cost Index for workers in aerospace manufacturing - Wages and Salaries" (ECI code 3721W), calculated by establishing a three-month arithmetic average value (expressed as a decimal and rounded to the nearest tenth) using the values for the fifth, sixth and seventh months prior to the month of scheduled delivery of the applicable aircraft. As the Employment Cost Index values are only released on a quarterly basis, the value released for the month of March will be used for the months of January and February; the value for June used for April and May; the value for September used for July and August; and the value for December used for October and November.

ICI is a value determined using the U.S. Department of Labor, Bureau of Labor Statistics "Producer Prices and Price Index - Industrial Commodities Index ", calculated as a 3-month arithmetic average of the released monthly values (expressed as a decimal and rounded to the nearest tenth) using the values for the 5th, 6th and 7th months prior to the month of scheduled delivery of the applicable aircraft.

As an example, for an aircraft scheduled to be delivered in the month of January, the months June, July and August of the preceding year will be utilized in determining the value of ECI and ICI.

Note:

i. In determining the values of L and M, all calculations and resulting values will be expressed as a decimal rounded to the nearest ten-thousandth.

ii. .65 is the numeric ratio attributed to labor in the Airframe Price Adjustment formula.

iii. .35 is the numeric ratio attributed to materials in the Airframe Price Adjustment formula.

iv. The denominators (base year indices) are the actual average values reported by the U.S. Department of Labor, Bureau of Labor Statistics (base year June 1989 = 100).

v. If the calculated sum of L + M is less than 1.0000, then the value of the sum is adjusted to 1.0000.

2. Values to be Utilized in the Event of Unavailability.

2.1 If the Bureau of Labor Statistics substantially revises the methodology used for the determination of the values to be used to determine the ECI and ICI values (in contrast to benchmark adjustments or other corrections of previously released values), or for any reason has not released values needed to determine the applicable Airframe Price Adjustment, the parties will, prior to the delivery of any such aircraft, select a substitute from other Bureau of Labor Statistics data or similar data reported by non-governmental organizations. Such substitute will result in the same adjustment, insofar as possible, as would have been calculated utilizing the original values adjusted for fluctuation during the applicable time period. However, if within 24 months after delivery of the aircraft, the Bureau of Labor Statistics should resume releasing values for the months needed to determine the Airframe Price Adjustment, such values will be used to determine any increase or decrease in the Airframe Price Adjustment for the aircraft from that determined at the time of delivery of the aircraft.

2.2 Notwithstanding Article 2.1 above, if prior to the scheduled delivery month of an aircraft the Bureau of Labor Statistics changes the base year for determination of the ECI and ICI values as defined above, such re-based values will be incorporated in the Airframe Price Adjustment calculation.

2.3 In the event escalation provisions are made non-enforceable or otherwise rendered void by any agency of the United States Government, the parties agree, to the extent they may lawfully do so, to equitably adjust the Purchase Price of any affected aircraft to reflect an allowance for increases or decreases in labor compensation and material costs occurring since February 1998, which is consistent with the applicable provisions of paragraph 1 of this Exhibit D.

Note:

i. The values released by the Bureau of Labor Statistics and available to Seller30 days prior to the scheduled delivery month of an aircraft will be used to determine the ECI and ICI values for the applicable months (including those noted as preliminary by the Bureau of Labor Statistics) to calculate the Airframe Price Adjustment for the aircraft invoice at the time of delivery. The values will be considered final and no Aircraft Price Adjustments will be made after Aircraft delivery for any subsequent changes in published Index values.

ii. The maximum number of digits utilized in any part of the Airframe Price Adjustment equation will be 4, where rounding of the fourth digit will be increased to the next highest digit when the 5th digit is equal to 5 or greater.

BUYER FURNISHED EQUIPMENT PROVISIONS DOCUMENT

between

MCDONNELL DOUGLAS CORPORATION A WHOLLY-OWNED SUBSIDIARY OF THE BOEING COMPANY

and

Trans World Airlines, Inc.

Exhibit E to Purchase Agreement Number 2216

BUYER FURNISHED EQUIPMENT PROVISIONS DOCUMENT

Dated _______________

Relating to

MODEL 717 AIRCRAFT

_______________________

This Buyer Furnished Equipment Provisions Document is Exhibit E to and forms a part of Purchase Agreement No. 2216, between McDonnell Douglas Corporation a wholly owned subsidiary of The Boeing Company (Seller) and Trans World Airlines, Inc. (Buyer) relating to the purchase of Seller Model 717-231 aircraft.

BUYER FURNISHED EQUIPMENT PROVISIONS DOCUMENT

1. General.

Certain equipment to be installed in the Aircraft is furnished to Seller by Buyer at Buyer's expense. This equipment is designated "Buyer Furnished Equipment" (BFE) and is listed in the Detail Specification. As soon as is reasonably practical, Seller will provide to Buyer a BFE Requirements On-Dock/Inventory Document (BFE Document) or an electronically transmitted BFE Report which may be periodically revised, setting forth the items, quantities, on-dock dates and shipping instructions relating to the in sequence installation of BFE. For planning purposes, a preliminary BFE on-dock schedule is set forth in the attachment to this Exhibit.

2. Supplier Selection.

Buyer will:

2.1 Select and notify Seller of the suppliers of the following BFE items by the following dates:

Galley System	TBD
Seats (passenger)	TBD
Video	TBD

2.2 Meet with Seller and such selected BFE suppliers promptly after such selection to:

2.2.1 complete BFE configuration design requirements for such BFE; and

2.2.2 confirm technical data submittal dates for BFE certification.

3. Buyer's Obligations.

Buyer will:

3.1 comply with and cause the supplier to comply with the provisions of the BFE Document or BFE Report;

3.1.1 deliver technical data (in English) to Seller as required to support installation and FAA certification in accordance with the schedule provided by Seller or as mutually agreed upon during the BFE meeting referred to above;

3.1.2 deliver BFE including production and/or flight training spares to Seller in accordance with the quantities and schedule provided therein; and

3.1.3 deliver appropriate quality assurance documentation to Seller as required with each BFE part (D6-56586, "BFE Product Acceptance Requirements");

3.2 authorize Seller to discuss all details of the BFE directly with the BFE suppliers;

3.3 authorize Seller to conduct or delegate to the supplier quality source inspection and supplier hardware acceptance of BFE at the supplier location;

3.3.1 require supplier's contractual compliance to Seller defined source inspection and supplier delegation programs, including availability of adequate facilities for Seller resident personnel; and

3.3.2 assure that Seller identified supplier's quality systems be approved to Seller document D1-9000;

3.4 provide necessary field service representation at Seller's facilities to support Seller on all issues related to the installation and certification of BFE;

3.5 deal directly with all BFE suppliers to obtain overhaul data, provisioning data, related product support documentation and any warranty provisions applicable to the BFE;

3.6 work closely with Seller and the BFE suppliers to resolve any difficulties, including defective equipment, that arise;

3.7 be responsible for modifying, adjusting and/or calibrating BFE as required for FAA approval and for all related expenses;

3.8 warrant that the BFE will meet the requirements of the Detail Specification; and

3.9 be responsible for providing equipment which is FAA certifiable at time of Aircraft delivery, or for obtaining waivers from the applicable regulatory agency for non-FAA certifiable equipment.

3.9.1 obtain from supplier a non-exclusive, perpetual, royalty-free, irrevocable license for Seller to copy BFE Aircraft Software, solely and limited to the purpose of enabling Seller to load the software copies in (i) the Aircraft's mass storage device (MSD), (ii) media (e.g. diskettes, CD-ROM's, etc.), (iii) the BFE hardware and/or (iv) an intermediate device or other media to facilitate copying of the BFE Aircraft Software into the Aircraft's MSD, BFE hardware and/or media, including media as Boeing may deliver to Buyer with the Aircraft.

3.9.2 grant Seller a license, extending the same rights set forth in paragraph 4.0 above, to copy: a) BFE Aircraft Software and data Buyer has modified and/or b) other software and data Buyer has added to the BFE Aircraft Software.

4. Seller's Obligations.

Other than as set forth below, Seller will provide for the installation of and install the BFE and obtain certification of the Aircraft with the BFE installed.

5. Nonperformance by Buyer.

If Buyer's nonperformance of obligations in this Exhibit or in the BFE Document causes a delay in the delivery of the Aircraft or causes Seller to perform out-of-sequence or additional work, Seller will as soon as is reasonably practical inform Buyer by written notice of such nonperformance plus any anticipated delays in Aircraft delivery and expenses. Buyer will reimburse Seller for all resulting reasonable expenses and be deemed to have agreed to any such delay in Aircraft delivery. In addition Seller will have the right to:

5.1 work closely with Buyer to mitigate the damages to Buyer resulting from the nonperformance by Buyer;

5.2 provide and install specified equipment or suitable alternate equipment and increase the price of the Aircraft accordingly; and/or

5.3 deliver the Aircraft to Buyer without the BFE installed.

6. Return of Equipment.

BFE not installed in the Aircraft will be returned to Buyer in accordance with Buyer's instructions and at Buyer's expense. Such equipment returned to Buyer will be returned in a mutually agreeable time period.

7. Title and Risk of Loss.

Buyer agrees to sell and Seller agrees to purchase each item of BFE concurrently with its delivery to Seller. A reasonable shipset price for the BFE shall be established with Buyer. Buyer and Seller agree that the Aircraft price will be increased by the amount of said shipset price and such amount will be included in Seller's invoice for the Aircraft. Seller's payment for the purchase of each shipset of BFE from Buyer will be made at time of delivery of the Aircraft in which the BFE is installed. Notwithstanding the foregoing Buyer may, subject to prior written consent of Seller except that such prior written consent is not required for in flight video or telephone systems, lease or purchase subject to a lien certain items of BFE. The title to such BFE shall not pass to Seller and risk of loss shall remain with Buyer. At such time as Buyer purchases a SCN for the installation of such BFE items which shall be leased or subject to a lien, Seller and Buyer shall amend this Letter Agreement to include an attachment hereto which identifies the specific items of such BFE and the related terms and conditions.

8. Indemnification of Seller.

Buyer hereby indemnifies and holds harmless Seller from and against all claims and liabilities, including costs and expenses (including attorneys' fees) incident thereto or incident to successfully establishing the right to indemnification, for injury to or death of any person or persons, including employees of Buyer but not employees of Seller, or for loss of or damage to any property, including any Aircraft, arising out of or in any way connected with any nonconformance or defect in any BFE and whether or not arising in tort or occasioned in whole or in part by the active, passive or imputed negligence of Seller. This indemnity will not apply with respect to any nonconformance or defect caused solely by Seller's installation of the BFE.

9. Patent Indemnity.

Buyer hereby indemnifies and holds harmless Seller from and against all claims, suits, actions, liabilities, damages and costs arising out of any actual or alleged infringement of any patent or other intellectual property rights by BFE or arising out of the installation, sale or use of BFE by Seller.

10. Definitions.

For the purposes of the above indemnities, the term "Seller" includes The Boeing Company, its divisions, subsidiaries and affiliates, the assignees of each, and their directors, officers, employees and agents.

MODEL 717-200 AIRCRAFT
Item	Preliminary On-Dock Dates
February 2000 Aircraft
Seats -	TBD
Galleys -	TBD
Electronics -	TBD
Furnishings -	TBD

DEFINED TERMS DOCUMENT

between

MCDONNELL DOUGLAS CORPORATION A WHOLLY OWNED-SUBSIDIARY OF THE BOEING COMPANY

and

Trans World Airlines, Inc.

Exhibit F to Purchase Agreement Number 2216

DEFINED TERMS DOCUMENT

Dated

Relating to

BOEING MODEL 717-200 AIRCRAFT

This Document is Exhibit F to and forms a part of Purchase Agreement No. 2216 (Agreement) between The McDonnell Douglas Corporation a wholly owned subsidiary of The Boeing Company (Seller) and Trans World Airlines, Inc. (Buyer) relating to the purchase of Boeing Model 717-231 aircraft.

The following is a list of those terms and their definitions as used and not otherwise defined in this Agreement. Such terms are identified in the Agreement by the use of an initial capital letter.

DEFINED TERMS DOCUMENT

EXHIBIT F TO AGREEMENT NO. 1910

TERM	DEFINITION	FIRST REFERENCE
Advance Payment Base Price	Seller's estimate of the Aircraft Price is set forth in Article 3.	Article 3
Agreement	Purchase Agreement No. 2216, including all Exhibits, the Detail Specification, attachments, letter agreements and other written modifications and amendments thereto.	Opening paragraph of the Agreement
Aircraft (includes "the", "all", "first", "last" "such", /the "Block A Aircraft"/ /the "Block B Aircraft"/ etc.)	The aircraft described in Article 1, Para. 1.1.	Article 1, Para. 1.1
Aircraft Basic Price	The amount set forth in Article 3	Article 3
Aircraft Price	The total amount Buyer is to pay for an Aircraft which is described in Article 3	Article 3
Aircraft Software	The computer software included with the Aircraft when the Aircraft is delivered by Seller, described in Exhibit B, Part D-1, Para. 1.	Exhibit B, Part D-1, Para 1
Airframe Component	A component described in Exhibit B, Part C, Para. 1.1	Exhibit B Part C Para. 1.1
Article	An Article of the Agreement.	Article 6, Para. 6.4
Base Airframe Price	The airframe price described in Article 3	Article 3
Seller	McDonnell Douglas Corporation a wholly owned subsidiary of The Boeing Company.	Opening paragraph of the Agreement
Seller Warranty	Part A of Exhibit B to the Agreement.	Exhibit B, Part A, Para. 1
Buyer	The purchaser of the Aircraft identified in the opening paragraph of the Agreement.	Opening paragraph of the Agreement
Buyer Furnished Equipment or BFE	Equipment provided by Buyer pursuant to Exhibit E for installation by Seller on the Aircraft.	Article 4.1
Buyer Furnished Equipment Document	Document provided by Seller to Buyer defining requirements for BFE. Exhibit E, Para. 1.	Article 13, Para. 13.1
Certificate of Airworthiness	The certificate issued by the FAA pursuant to Part 21 of the Federal Aviation Regulations for the type of Aircraft purchased under this Agreement as described in Article 8.	Article 8, Para. 8.1.1.2
Change Order	A change to the Detail Specification, as described in Article 7, Para. 7.2.	Article 7, Para. 7.2/
Covered Component	An Airframe Component as described in Exhibit B, Part C, Para. 1.4.	Exhibit B Part C Para. 1.4
Customer Support Document	Exhibit C to the Agreement.	Article 12, Para. 12.5
Customer Support General Terms Agreement (CSGTA)	The general terms agreement No. 31-1 dated March 26, 1997 as may be amended	Article 13, Para. 13.2
Customer Support Services	The Seller services, training and other obligations described in Exhibit C to the Agreement.	Article 12, Para. 12.5
Deposit	The money paid by Buyer to Seller as part of the acceptance of the Aircraft proposal.	Article 5, Para. 5.1
Detail Specification	The Seller document that describes the specifications of the Aircraft modified from time to time to include developmental and Buyer requested changes.	Article 1, Para. 1.1
Development Change(s)	Changes to the basic specification that do not affect price, delivery, guaranteed weight, performance or interchangeability as described in Article 7, Para. 7.1.	Article 7, Para. 7.1
Disclaimer and Release	The disclaimer and Release set forth in Article 12, Para. 12.2.	Article 12, Para. 12.2
Documents	The data and documents provided by Seller under the Agreement.	Exhibit C, Part D Para. 2
Economic Price Adjustment	Article 3, Para. 3.1.4./	Article 3, Exhibit D
Engine(s)	The engines installed on the Aircraft as described in the Detail Specification.	Article 3, Para. 3.1.2
Excusable Delay	A delay resulting from any of the causes described in Article 6, Para. 6.1.	Article 6, Para. 6.1

FAA

The Federal Aviation Administration of the Department of Transportation of the United States, including the Administrator of the Federal Aviation Administration, the National Transportation Safety Board and any other authority or agency of the Federal Government of the United States having like jurisdiction.

Article 8, Para. 8.1.1
Failed Component	A component as described in Exhibit B, Part C, Para. 1.6.	Exhibit B Part C Para. 1.6
Failure	Any breakage or defect as described in Exhibit B, Part C, Para. 5.	Exhibit B Part C Para. 1.5
Federal Aviation Regulations	The United States Federal Aviation Regulations and, if they are redesignated or discontinued, any comparable regulations or parts thereof issued by the FAA.	Article 8, Para. 8.1.1.1
Field Service(s)	Seller-provided services as described in Exhibit C, Part B, Para. 2.	Exhibit C, Part B, Para. 2
Field Service Period	The length of time Seller provides Field Service to Buyer as described in Exhibit C, Part B, Para. 2.1.	Exhibit C, Part B, Para. 2.1
Flight Training Planning Conference	A planning conference as described in Exhibit C, Part C, Para. 2.	Exhibit C, Part C, Para. 2
Flight Training Program	The program of flight training described in Exhibit C, Part C, Para. 3.	Exhibit C, Part C, Para. 3
Interface Problem	A technical problem attributed to the design characteristics of the Aircraft or its systems, as described in Exhibit B, Part G, Para. 1.	Exhibit B, Part G, Para. 1
Landing Gear Component	A component as described in Exhibit B, Part C, Para. 1.2.	Exhibit B Part C Para. 1.2
Maintenance Training Planning Conference	A planning conference as described in Exhibit C, Part A, Para. 2.	Exhibit C, Part A, Para. 2
Maintenance Training Program	The program of training described in Exhibit C, Part A, Para. 3.	Exhibit C, Part A, Para. 3
Major Damage	Damage described in Exhibit C, Part C, Para. 11.3.	Exhibit C Part C Para. 11.3
Manufacturer Change(s)	A change to the Aircraft or performance required of Seller as described in Article 8, Para. 8.2.1.	Article 8, Para. 8.2.1
Operator Change(s)	A change to the Aircraft described in Article 8, Para. 8.3.1.	Article 8, Para. 8.3.1
Performance Guarantees	The written guarantees regarding the operational performance of the Aircraft set forth in the Agreement or the Detail Specification.	Article 1, Para. 1.3
Policy (Seller Service Life Policy)	Exhibit B, Part C, Para. 2.	Exhibit B, Part C, Para. 2
Price First Published	Article 3, Para. 3.1.7.	Article 3, Para. 3.1.7
Product Assurance Document	Exhibit B of the Agreement.	Article 12, Para. 12.1
Revenue Service Training	Flight Training conducted on the Aircraft during revenue service with cargo and/or passengers on board, as described in Exhibit C, Part C, Para. 8.	Exhibit C, Part C, Para. 8
Software Documentation	A listing of components and equipment referred to in Exhibit C, Part D, Para. 3.3.6.	Exhibit C, Part D, Para. 3.3.6
Spare Component	A component as described in Exhibit B, Part C, Para. 1.3.	Exhibit B Part C Para. 1.3
Special Features	Article 3, Para. 3.1.1.	Article 3, Para. 3.1.1
Standard Airworthiness Certificate	A certificate issued by the FAA, pursuant to Part 21 of the Federal Aviation Regulations as described in Article 8, Para. 8.1.1.2.	Article 8, Para. 8.1.1.2
Target Delivery Date	A non binding estimated delivery date provided for Buyer's planning purposes, described in Article 2.	Article 2, Para. 2.2
Taxes	The term "Taxes" defined in Article 4, Para. 4.1.	Article 2, Para. 2.3
Type Certificate	A certificate issued by the FAA pursuant to Part 21 of the Federal Aviation Regulations described in Article 8, Para. 8.1.1.1.	Article 8, Para. 8.1.1.1
Warranty Labor Rate	The hourly labor rate defined in Exhibit B, Part B, Para. 5.3.	Exhibit B, Part B, Para. 5.3

2216-1

Trans World Airlines, Inc.
One City Centre
515 N. Sixth Street
19th Floor
St. Louis, Missouri 63101

Subject: Letter Agreement No. 2216-1 to Purchase Agreement No. 2216-Seller Purchased Equipment

This Letter Agreement amends Purchase Agreement No. 2216 dated of even date herewith (the Agreement) between McDonnell Douglas Corporation a wholly-owned subsidiary of The Boeing Company (Seller) and Trans World Airlines, Inc. (Buyer) relating to Model 717-231 aircraft (the Aircraft).

For purposes of this Letter Agreement the following definitions apply:

Seller Purchased Equipment (SPE) is Buyer Furnished Equipment (BFE) that Seller purchases for Buyer.

Developmental Buyer Furnished Equipment (DBFE) is all BFE not previously certified for installation on the same model aircraft.

Developmental Seller Purchased Equipment (DSPE) is DBFE which is converted to SPE. This Letter Agreement does not include developmental avionics. Developmental avionics are avionics that have not been previously certified for installation on the same model aircraft.

All other terms used herein and in the Agreement, and not defined above, will have the same meaning as in the Agreement.

Buyer may request that Seller purchase as SPE the BFE which has been changed to SPE by Change Request. In such event, Seller and Buyer agree as follows:

1. Price.

Aircraft Price. The Aircraft Price will be adjusted to reflect (i) the actual costs charged Seller by the SPE suppliers, (ii) a handling fee of 9.2% of such costs and (iii) transportation charges.

Advance Payment Base Price. The Aircraft Advance Payment Base Price will include an estimate for SPE in the amount of $350,000 (1998 $ STE).

2. Responsibilities.

2.1 Buyer is responsible for:

(i) selecting a FAA certifiable part;

(ii) providing to Seller the SPE part specification/Buyer requirements;

(iii) assuring that the SPE supplier delivers technical data (in English) to Seller as required to support the installation and certification of the SPE items; and

(iv) at Sellers request, providing technical advisors to assist Seller in the installation, calibration, repair or replacement, if defective, of any SPE.

2.2. Seller is responsible for:

(i) using its diligent efforts to obtain the lowest reasonable cost from the SPE suppliers;

(ii) placing and managing the purchase order with the supplier;

(iii) coordinating with the suppliers on technical issues;

(iv) using its diligent efforts (without waiving Buyers data obligations above) to obtain from the SPE suppliers, by the date required, data to support the SPE;

(v) ensuring that the delivered SPE complies with the part specification;

(vi) obtaining certification of the Aircraft with the SPE installed; and

(vii) obtaining for Buyer the supplier's standard warranty for the SPE. SPE is deemed to be BFE for purposes of Exhibit B, the Product Assurance Document, of the Agreement.

3. Changes.

After this Letter Agreement is signed, changes to SPE may only be made by and between Seller and the suppliers. Buyer's contacts with SPE suppliers relating to design (including selection of materials and colors), weights, prices or schedules are for informational purposes only. If Buyer wants changes made to any of the above, requests must be made directly to Seller for negotiating with the supplier.

4. Proprietary Rights.

Seller's obligation to purchase SPE will not impose upon Seller any obligation to compensate Buyer or any supplier for any proprietary rights Buyer may have in the design of the SPE.

5. Provisioning Data.

Seller will have no obligation to include in its provisioning data for Buyer's Aircraft information covering the repair or replacement of SPE items unless Buyer provides such data to Seller in accordance with Seller's requirements. However, if Seller has such information in its existing provisioning data files and Seller has a right to disclose that information to Buyer, such information will be included in Buyer's Aircraft provisioning data at no additional cost to Buyer.

6. Interchange of SPE.

To properly maintain Seller's production flow and to preserve Seller's delivery commitments, Seller reserves the right, if necessary, due to equipment shortages or failures, to interchange new items of BFE or SPE acquired from or for Customer with new items of the same part numbers acquired from or for other customers of Seller provided that such interchange not delay delivery of an Aircraft. Used BFE or SPE acquired from Buyer or from other customers of Seller will not be interchanged.

7. Remedies.

If Buyer does not comply with the obligations above, Seller may delay delivery of the Aircraft which shall be deemed an Excusable Delay. The price of the Aircraft shall be increased by the amount of Seller's additional costs attributable to any such delay or failure by Buyer, including without limitation, interest on the unpaid balance of such price, storage, taxes, insurance and the costs of out of sequence installations. In such event, Seller shall act in good faith with Buyer to develop a course of action which will facilitate delivery of the affected aircraft at the earliest possible date. However, if Seller and Buyer are unable to so develop a mutually satisfactory course of action, in the event of such a delay and without waiving any other rights and remedies Seller may have, Seller may (i) elect to deliver the Aircraft without the installation of the unapproved, delayed or nonconforming SPE and Seller shall thereupon be relieved of all obligations to install such SPE or (ii) purchase the same or substantially equivalent equipment from any other source and install and invoice Buyer for such purchase and equitably adjust the price of the Aircraft and any other affected provisions of the Agreement to reflect such purchase and associated retesting, adjustment and calibration.

8. Buyer's Indemnification of Seller.

Buyer will indemnify and hold harmless Seller from and against all claims and liabilities, including costs and expenses (including attorneys' fees) incident thereto or incident to successfully establishing the right to indemnification, for injury to or death of any person or persons, including employees of Buyer but not employees of Seller, or for loss of or damage to any property, including Aircraft, arising out of or in any way connected with any non conformance or defect in any SPE and whether or not arising in tort or occasioned in whole or in part by the negligence of Seller, whether active, passive or imputed. This indemnity will not apply with respect to any non conformance or defect caused solely by Seller's installation of the SPE.

Very truly yours,

MCDONNELL DOUGLAS CORPORATION
A WHOLLY-OWNED SUBSIDIARY
OF THE BOEING COMPANY

By ________________________________

Its             Attorney-In-Fact

ACCEPTED AND AGREED TO as of this

Date:                , 1998

TRANS WORLD AIRLINES, INC.

By _________________________________

Its _________________________________

2216-2

Trans World Airlines, Inc.
One City Centre
515 N. Sixth Street
19th Floor
St. Louis, Missouri 63101

Subject: Letter Agreement No. 2216-2 to Purchase Agreement No. 2216-Spares Initial Provisioning

This Letter Agreement amends Purchase Agreement No. 2216 dated of even date herewith (the Agreement) between McDonnell Douglas Corporation a wholly-owned subsidiary of The Boeing Company (Seller) and Trans World Airlines, Inc. (Buyer) relating to Model 717-231 aircraft (the Aircraft).

All terms used herein and in the Purchase Agreement, and not defined herein, will have the same meaning as in the Agreement.

1. Applicability.

This letter will apply to initial provisioning for the 717-231 Aircraft.

2. Initial Provisioning Meeting.

Seller will conduct an initial provisioning meeting (Initial Provisioning Meeting) with Buyer to establish mutually agreeable procedures to accomplish Buyer's initial provisioning of spare parts for the Aircraft. The parties will agree, during the Initial Provisioning Meeting on the operational data to be provided by Buyer for Seller's use in preparing its quantity recommendations for initial provisioning of spare parts for the Aircraft, exclusive of special tools, ground support equipment, engines and engine parts (Provisioning Items). Such operational data to be provided by Buyer will be the data described in the Boeing Initial Provisioning Implementation Manual which will be furnished to Buyer prior to the Initial Provisioning Meeting. The parties will also agree on the provisioning documentation to be provided by Seller. Such data will be essentially in accordance with the provisions of Chapter 1 of ATA International Specification 2000, Revision 6, dated February 1, 1998, as described in Seller Initial Provisioning Implementation Manual MDC K0064 (such data will be hereinafter referred to collectively as the "Provisioning Data"). Seller will provide instruction in the use of the initial provisioning documentation. This instruction will be provided in conjunction with the Initial Provisioning Meeting. In addition, the parties will discuss spares ordering procedures and other matters related to the provisioning for the Aircraft. The time and location for such Initial Provisioning Meeting will be mutually agreed upon between the parties; however, Seller and Buyer will use their best efforts to convene such meeting within 30 days after execution of the Agreement.

3. Initial Provisioning Documentation.

3.1 Provisioning Data. Seller will use its best reasonable efforts to furnish by February 1, 1999 The Provisioning Data which will be as complete as possible and will cover Provisioning Items selected by Seller for review by Buyer for initial provisioning for the Aircraft. The Provisioning Data will set forth the prices for Provisioning Items which are Seller Spare Parts and such prices will be firm and remain in effect until the date or dates set forth in Paragraph 4.1, Seller Spare Parts, by which orders must be placed with Seller. Seller will, from time to time, until a date approximately 90 days following delivery of the last Aircraft or until the delivery configuration of each of the Aircraft is reflected in the Provisioning Data, whichever is later, furnish to Buyer revisions to the Provisioning Data.

3.2 Provisioning IPC. Seller will as soon as is reasonably practical furnish to Buyer a Seller Illustrated Parts Catalog (IPC), hereinafter referred to as the "Provisioning IPC." The Provisioning IPC will be as complete as possible and will cover Provisioning Items selected by Seller for review by Buyer for initial provisioning for the Aircraft. Seller will, from time to time, until a date approximately 90 days following delivery of the last Aircraft, or until the delivery configuration of each of the Aircraft is reflected in the Provisioning IPC, whichever is later, furnish to Buyer revisions to the Provisioning IPC.

3.3 Buyer Furnished Equipment (BFE) Provisioning Data.

3.3.1 Seller's Responsibility. Seller will include BFE end items in the Provisioning Data and Provisioning IPC for BFE installed on Buyer's Aircraft provided such equipment has been installed on other Aircraft by Seller and Seller has data on the BFE.

3.3.2 Buyer's Responsibility. Buyer will be responsible for ensuring BFE data is provided to Seller by the BFE supplier in a format acceptable to Seller for BFE not covered by 3.3.1 above. If the data is not provided to Seller in a timely manner and in a format acceptable to Seller, such BFE equipment will not be included in Seller's Provisioning Data or IPC.

3.4 Other Data. Seller will submit to Buyer listings of Raw Materials, Standard Parts and Bulk Materials to be used by Buyer in the maintenance and repair of the Aircraft.

4. Purchase from Seller of Spare Parts as Initial Provisioning for the Aircraft.

4.1 Seller Spare Parts. Buyer will place orders, as required, for Provisioning Items as soon as is reasonably practical. At Buyer's request, Seller will process "controlled shipments" by shipping full or partial quantities of an order on a schedule specified by Buyer, provided the final shipment is made no later than 24 months after receipt of the order.

4.2 Vendor Provisioning Items. Buyer may place orders with Seller for Provisioning Items which are manufactured by vendors or to their detailed design and are covered by the Provisioning Data as initial provisioning for the Aircraft. The price to Buyer for any such vendor Provisioning Item will be 112% of the vendor's quoted price to Seller therefor. If Buyer elects to purchase such vendor Provisioning Items from Seller, Buyer will place its orders therefor in accordance with the provisions of Paragraph 4.1, Seller Spare Parts.

4.3 Ground Support Equipment and Special Tools. Buyer may place orders with Seller for ground support equipment (GSE) and special tools manufactured by vendors which Buyer determines it will initially require for maintenance, overhaul and servicing of the Aircraft and/or engines. The price to Buyer for such GSE or special tools will be one hundred twelve percent (112%) of the vendor's quoted price to Seller therefor. If Buyer elects to purchase such GSE and special tools from Seller, Buyer will place its orders therefor by the date set forth in Paragraph 4.1, Seller Spare Parts or such later date as the parties may mutually agree.

4.4 Spare Engines and Engine Spare Parts. Buyer may place orders with Seller for spare engines and/or engine spare parts which Buyer determines it will initially require for support of the Aircraft or for maintenance and overhaul of the engines. The price to Buyer for such spare engines or such engine spare parts, will be 105% of the engine manufacturer's quoted price to Seller for the engine, and 112% of the engine manufacturer's quoted price to Seller for the engine spare parts. If Buyer elects to purchase such spare engines or engine spare parts through Seller, Buyer will place its orders on a date to be mutually agreed upon during the Initial Provisioning Meeting.

4.5 QEC Kits. Responsibility for Engine Support and QEC Kits belongs to Engine manufacturer, BMW, and B.F. Goodrich (formerly Rohr)respectively. Boeing will assist, if requested by Buyer, to review data provided by said manufacturers.

4.6 Payment for Provisioning Items. The payment provisions of the General Terms Agreement between Seller and Buyer will be applicable to Provisioning Items ordered by Buyer from Seller for the Aircraft.

5. Delivery.

Seller will, insofar as reasonably possible, deliver to Buyer the Spare Parts ordered by Buyer in accordance with the provisions of this letter on dates reasonably calculated to conform to Buyer's anticipated needs in view of the scheduled deliveries of the Aircraft. Buyer and Seller will agree upon the date to begin delivery of the Provisioning Spare Parts ordered in accordance with this letter. Where appropriate, Seller will arrange for shipment of such Spare Parts, which are manufactured by vendors, directly to Buyer from the applicable vendor's facility. The routing and method of shipment for initial deliveries and all subsequent deliveries of such Spare Parts will be as mutually agreed between Seller and Buyer.

6. Substitution for Obsolete Spare Parts.

6.1 Obligation to Substitute. In the event that, prior to delivery of the first Aircraft pursuant to the Agreement, any Spare Part purchased by Buyer from Seller in accordance with this letter is rendered obsolete or unusable due to the redesign of the Aircraft or of any accessory, equipment or part therefor, (other than a redesign at Buyer's request), Seller will deliver to Buyer new and usable Spare Parts in substitution for such obsolete or unusable Spare Parts and Buyer will return the obsolete or unusable Spare Parts to Seller. Seller will credit Buyer's account with Seller with the price paid by Buyer for any such obsolete or unusable Spare Part and will invoice Buyer for the purchase price of any such substitute Spare Part delivered to Buyer.

6.2 Delivery of Obsolete Spare Parts and Substitutes Therefor. Obsolete or unusable Spare Parts returned by Buyer pursuant to this Item will be delivered to Seller at its Seattle Distribution Center, or such other destination as Seller may reasonably designate. Spare Parts substituted for such returned obsolete or unusable Spare Parts will be delivered to Buyer at Seller's Seattle Distribution Center, or such other Seller shipping point as Seller may reasonably designate. Seller will pay the freight charges for the shipment from Buyer to Seller of any such obsolete or unusable Spare Part and for the shipment from Seller to Buyer of any such substitute Spare Part.

7. Repurchase of Provisioning Items.

7.1 Obligation to Repurchase. During a period commencing 1 year after delivery of the first Aircraft under the Agreement, and ending 5 years after such delivery, Seller will, upon receipt of Buyer's written request and subject to the exceptions in Paragraph 7.2, Exceptions, repurchase unused and undamaged Provisioning Items which (i) were recommended by Seller in the Provisioning Data as initial provisioning for the Aircraft, (ii) were purchased by Buyer from Seller, and (iii) are surplus to Buyer's needs including those purchased items that are surplus to Buyers needs as a result of termination of an Aircraft. Seller will provide any assistance reasonably requested by Buyer with respect to the repurchasing by a vendor of that vendor's Provisioning Items.

7.2 Exceptions. Seller will not be obligated under Paragraph 7.1, Obligation to Repurchase, to repurchase any of the following: (i) quantities of Provisioning Items in excess of those quantities recommended by Seller in the Provisioning Data for the Aircraft, (ii) Bulk Material Kits, Raw Material Kits, Service Bulletin Kits, Standards Kits and components thereof (except those components listed separately in the Provisioning Data), (iii) Provisioning Items for which an Order was received by Seller more than 5 months after delivery of the last Aircraft, (iv) Provisioning Items which have become obsolete or have been replaced by other Provisioning Items as a result of (a) Buyer's modification of the Aircraft or (b) design improvements by Seller or the vendor (other than Provisioning Items which have become obsolete because of a defect in design if such defect has not been remedied by an offer by Seller or the vendor to provide no charge retrofit kits or replacement parts which correct such defect), and (v) Provisioning Items which become excess as a result of a change in Buyer's operating parameters, provided to Seller pursuant to the Initial Provisioning meeting in Paragraph 2, which were the basis of Seller's initial provisioning recommendations for the Aircraft.

7.3 Notification and Format. Buyer will notify Seller, in writing, when Buyer desires to return Provisioning Items which Buyer's review indicates are eligible for repurchase by Seller under the provisions of this Repurchase of Provisioning Items paragraph. Buyer's notification will include a detailed summary, in part number sequence, of the Provisioning Items Buyer desires to return. Such summary will be in the form of listings, tapes, diskettes or other media as may be mutually agreed between Seller and Buyer, and will include part number, nomenclature, purchase order number, purchase order date and quantity to be returned. Within 5 business days after receipt of Buyer's notification, Seller will advise Buyer, in writing, when Seller's review of such summary will be completed.

7.4 Review and Acceptance by Seller. Upon completion of Seller's review (which Seller will use its best reasonable efforts to complete no later than 30 days after receipt of the data from Buyer) of any detailed summary submitted by Buyer pursuant to Paragraph 7.3, Seller will issue to Buyer a Material Return Authorization (MRA) for those Provisioning Items Seller agrees are eligible for repurchase in accordance with this Repurchase of Provisioning Items paragraph. Seller will advise Buyer of the reason that any spare part included in Buyer's detailed summary is not eligible for return. Seller's MRA will state the date by which Provisioning Items listed in the MRA must be redelivered to Seller and Buyer will arrange for shipment of such Provisioning Items accordingly.

7.5 Price and Payment. The price of each Provisioning Item repurchased by Seller pursuant to this Repurchase of Provisioning Items paragraph will be an amount equal to 100% of the original invoice price thereof. In the case of Provisioning Items manufactured by a vendor which were purchased pursuant to Paragraph 4, Purchase from Seller of Spare Parts as Initial Provisioning for the Aircraft, hereof the repurchase price will not include Seller's 12% handling charge. Seller will pay the repurchase price by issuing a credit memorandum in favor of Buyer which may be applied against amounts due Seller for the purchase of aircraft, Spare Parts, services or data.

7.6 Delivery of Provisioning Items. Provisioning Items repurchased by Seller pursuant to this Repurchase of Provisioning Items paragraph will be delivered to Seller F.O.B. at its Seattle Distribution Center, or such other destination as Seller may reasonably designate. Buyer will pay the freight charges for the shipment from Buyer to Seller of any such Provisioning Items.

8. Obsolete Spare Parts and Surplus Provisioning Items - Title and Risk of Loss.

Title to and risk of loss of any obsolete or unusable Spare Parts returned to Seller pursuant to Paragraph 6, Substitution for Obsolete Spare Parts, will pass to Seller upon delivery thereof to Seller. Title to and risk of loss of any Spare Part substituted for an obsolete or unusable Spare Part pursuant to Paragraph 6, Substitution for Obsolete Spare Parts, will pass to Buyer upon delivery thereof to Buyer. Title to and risk of loss of any Provisioning Item repurchased by Seller pursuant to Paragraph 7, Repurchase of Provisioning Items, will pass to Seller upon delivery thereof to Seller. With respect to the obsolete or unusable Spare Parts which may be returned to Seller and the Spare Parts substituted therefore, pursuant to Paragraph 6, and the Provisioning Items which may be repurchased by Seller, pursuant to Paragraph 7, the party which has risk of loss of any such Spare Part or Provisioning Item will have the responsibility of providing any insurance coverage for it desired by such party.

9. Supplier Support.

Seller has entered, or anticipates entering, into product support agreements with suppliers (Seller Suppliers) of major system components manufactured by such Suppliers to be installed on the Aircraft (Supplier Components). Such product support agreements commit, or are expected to commit, the Seller Suppliers to provide to Seller's Buyers and/or the Buyer's designees support services with respect to the Supplier Components which can be reasonably expected to be required during the course of normal operation. This support includes but is not limited to shelf-stock of certain spare parts, emergency spare parts, timely delivery of spare parts, and technical data related to the Supplier Components. Copies of such product support agreements will be provided to Buyer as soon as is reasonably practical in Seller Document PSSAM. In the event Buyer has used due diligence in attempting to resolve any difficulty arising in normal business transactions between Buyer and a Seller Supplier with respect to product support for a Supplier Component manufactured by such Supplier and if such difficulty remains unresolved, Seller will, if requested by Buyer, assist Buyer in resolving such difficulty. Assistance will be provided by the Spares Supplier Support and Data Management Organization within the Seller Buyer Services Division.

10. In the event of termination of the Agreement with respect to any Aircraft

(i) pursuant to Article 6.2 of the Agreement, or

(ii) pursuant to Article 6.3 of the Agreement

such termination will, if Buyer so requests by written notice received by Seller within 15 days after such termination, also discharge and terminate all obligations and liabilities of the parties as to any Spare Parts which Buyer had ordered pursuant to the Provisions of this letter as initial provisioning for such Aircraft and which are undelivered on the date Seller receives such written notice.

Very truly yours,

MCDONNELL DOUGLAS CORPORATION
A WHOLLY OWNED-SUBSIDIARY
OF THE BOEING COMPANY

By ___________________________

Its             Attorney-In-Fact

ACCEPTED AND AGREED TO this

Date: ____________________,1998

TRANS WORLD AIRLINES, INC.

By ___________________________

Its ___________________________

6-1162-RCN-1332

Trans World Airlines, Inc.
One City Centre
515 N. Sixth Street
19th Floor
St. Louis, Missouri 63101

Subject: Letter Agreement No. 6-1162-RCN-1332 to Purchase Agreement No. 2216 -Aircraft Performance Guarantees

This Letter Agreement amends Purchase Agreement No. 2216 dated of even date herewith (the Agreement) between McDonnell Douglas Corporation a wholly-owned subsidiary of The Boeing Company (Seller) and Trans World Airlines, Inc. (Buyer) relating to Model 717-231 aircraft (the Aircraft).

All terms used herein and in the Agreement, and not defined herein will have the same meaning as in the Agreement.

[Applies to entire body of letter].*

Very truly yours,

MCDONNELL DOUGLAS CORPORATION
A WHOLLY OWNED-SUBSIDIARY OF
THE BOEING COMPANY

By ________________________

Its          Attorney-In-Fact

ACCEPTED AND AGREED TO this

Date: __________________,1998

Trans World Airlines, Inc.

By _________________________

Its ________________________

Attachment

* Confidential Information omitted and filed separately with the Commission.

6-1162-RCN-1333

Trans World Airlines, Inc.
One City Centre
515 N. Sixth Street
19th Floor
St. Louis, Missouri 63101

Subject: Letter Agreement No. 6-1162-RCN-1333 to Purchase Agreement No. 2216 -Other Matters

This Letter Agreement amends Purchase Agreement No. 2216 dated of even date herewith (the Agreement) between McDonnell Douglas Corporation a wholly-owned subsidiary of The Boeing Company (Seller) and Trans World Airlines, Inc. (Buyer) relating to Model 717-231 aircraft (the Aircraft).

All terms used herein and in the Agreement, and not defined herein will have the same meaning as in the Agreement.

[Applies to entire body of letter].*

Very truly yours,

MCDONNELL DOUGLAS CORPORATION
A WHOLLY OWNED-SUBSIDIARY OF
THE SELLER COMPANY

By ________________________

Its          Attorney-In-Fact

ACCEPTED AND AGREED TO this

Date: __________________,1998

Trans World Airlines, Inc.

By _________________________

Its ________________________

* Confidential Information omitted and filed separately with the Commission.

6-1162-RCN-1334

Trans World Airlines, Inc.
One City Centre
515 N. Sixth Street
19th Floor
St. Louis, Missouri 63101

Subject: Letter Agreement No. 6-1162-RCN-1334 to Purchase Agreement No. 2216 -Business Considerations

This Letter Agreement amends Purchase Agreement No. 2216 dated of even date herewith (the Agreement) between McDonnell Douglas Corporation a wholly-owned subsidiary of The Boeing Company (Seller) and Trans World Airlines, Inc. (Buyer) relating to Model 717-231 aircraft (the Aircraft).

All terms used herein and in the Agreement, and not defined herein will have the same meaning as in the Agreement.

[Applies to entire body of letter].*

Very truly yours,

MCDONNEL DOUGLAS CORPORATION
A WHOLLY-OWNED SUBSIDIARY OF
THE BOEING COMPANY

By: ______________________________

Its:______________________________

ACCEPTED AND AGREED TO this

Date: _______________ , 1998

TRANS WORLD AIRLINES, INC.

By: _______________________________

Its: ______________________________

* Confidential Information omitted and filed separately with the Commission.

6-1162-RCN-1335

Trans World Airlines, Inc.
One City Centre
515 N. Sixth Street
19th Floor
St. Louis, Missouri 63101

Subject: Letter Agreement No. 6-1162-RCN-1335 to Purchase Agreement No. 2216 - Option Aircraft

This Letter Agreement amends Purchase Agreement No. 2216 dated of even date herewith (the Agreement) between McDonnell Douglas Corporation a wholly-owned subsidiary of The Boeing Company (Seller) and Trans World Airlines, Inc. (Buyer) relating to Model 717-231 aircraft (the Aircraft).

All terms used herein and in the Agreement, and not defined herein will have the same meaning as in the Agreement.

[Applies to entire body of letter].*

Very truly yours,

MCDONNEL DOUGLAS CORPORATION
A WHOLLY-OWNED SUBSIDIARY OF
THE BOEING COMPANY

By: ______________________________

Its:______________________________

ACCEPTED AND AGREED TO this

Date: _______________ , 1998

TRANS WORLD AIRLINES, INC.

By: ______________________________

Its: ______________________________

* Confidential Information omitted and filed separately with the Commission.

6-1162-RCN-1336

Trans World Airlines, Inc.
One City Centre
515 N. Sixth Street
19th Floor
St. Louis, Missouri 63101

Subject: Letter Agreement No. 6-1162-RCN-1336 to Purchase Agreement No. 2216 -Promotion Support

This Letter Agreement amends Purchase Agreement No. 2216 dated of even date herewith (the Agreement) between McDonnell Douglas Corporation a wholly-owned subsidiary of The Boeing Company (Seller) and Trans World Airlines, Inc. (Buyer) relating to Model 717-231 aircraft (the Aircraft).

All terms used herein and in the Agreement, and not defined herein will have the same meaning as in the Agreement.

[Applies to entire body of letter].*

Very truly yours,

MCDONNEL DOUGLAS CORPORATION
A WHOLLY-OWNED SUBSIDIARY OF
THE BOEING COMPANY

By: ______________________________

Its:______________________________

ACCEPTED AND AGREED TO this

Date: _______________ , 1998

TRANS WORLD AIRLINES, INC.

By: _______________________________

Its: ______________________________

* Confidential Information omitted and filed separately with the Commission.

6-1162-RCN-1337

Trans World Airlines, Inc.
One City Centre
515 N. Sixth Street
19th Floor
St. Louis, Missouri 63101

Subject: *

This Letter Agreement amends Purchase Agreement No. 2216 dated of even date herewith (the Agreement) between McDonnell Douglas Corporation a wholly-owned subsidiary of The Boeing Company (Seller) and Trans World Airlines, Inc. (Buyer) relating to Model 717-231 aircraft (the Aircraft).

All terms used herein and in the Agreement, and not defined herein will have the same meaning as in the Agreement.

[Applies to entire body of letter].*

Very truly yours,

MCDONNEL DOUGLAS CORPORATION
A WHOLLY-OWNED SUBSIDIARY OF
THE BOEING COMPANY

By: ______________________________

Its:______________________________

ACCEPTED AND AGREED TO this

Date: _______________ , 1998

TRANS WORLD AIRLINES, INC.

By: _______________________________

Its: ______________________________

* Confidential Information omitted and filed separately with the Commission.

6-1162-RCN-1338

Trans World Airlines, Inc.
One City Centre
515 North Sixth Street
St. Louis, Missouri 63101

Subject: *

Reference: Purchase Agreement No. 2216 (The Purchase Agreement) between MCDONNELL DOUGLAS CORPORATION a wholly owned subsidiary of THE BOEING COMPANY (Seller) and TRANS WORLD AIRLINES, INC.(Buyer) relating to Model 717-231 aircraft (the Aircraft)

This letter amends the Purchase Agreement. All terms used but not defined in this Letter Agreement shall have the same meaning as in the Purchase Agreement.

[Applies to entire body of letter.]*

Sincerely,

MCDONNELL DOUGLAS CORPORATION,
a wholly-owned subsidiary of
THE BOEING COMPANY

BY _____________________

ITS ____________________

ACCEPTED AND AGREED TO THIS

DATE: _____________, 1998

TRANS WORLD AIRLINES, INC.

BY _____________________

ITS ____________________

* Confidential Information omitted and filed separately with the Commission.

6-1162-RCN-1340

Trans World Airlines, Inc.
One City Centre
515 N. Sixth Street
19th Floor
St. Louis, Missouri 63101

Subject: *

This Letter Agreement amends Purchase Agreement No. 2216 dated of even date herewith (the Agreement) between McDonnell Douglas Corporation a wholly-owned subsidiary of The Boeing Company (Seller) and Trans World Airlines, Inc. (Buyer) relating to Model 717-231 aircraft (the Aircraft).

All terms used herein and in the Agreement, and not defined herein will have the same meaning as in the Agreement.

[Applies to entire body of letter].*

Very truly yours,

THE MCDONNELL DOUGLAS COMPANY
A WHOLLY-OWNED SUBSIDIARY
OF THE BOEING COMPANY

By ________________________

Its          Attorney-In-Fact

ACCEPTED AND AGREED TO this

Date: __________________,1998

Trans World Airlines, Inc.

By _________________________

Its ________________________

* Confidential Information omitted and filed separately with the Commission.

Exhibit A

BOEING 717-200 FLIGHT SIMULATOR SPECIFICATION SHEET

[Applies to entire body of letter].*

* Confidential Information omitted and filed separately with the Commission.

6-1162-RCN-1343

Trans World Airlines, Inc.
One City Centre
515 North Sixth Street
St. Louis, Missouri 63101

Subject: Application of Advance Payments

Reference: Purchase Agreement No. 2216 (Agreement) between MCDONNELL DOUGLAS CORPORATION a wholly owned subsidiary of THE BOEING COMPANY (Seller) and TRANS WORLD AIRLINES, INC.(Buyer) relating to Model 717-231 aircraft (the Aircraft)

This letter amends the Agreement. All terms used but not defined in this Letter Agreement shall have the same meaning as in the Agreement.

[Applies to entire body of letter].*

Sincerely,

MCDONNELL DOUGLAS CORPORATION,
a wholly owned subsidiary of
THE BOEING COMPANY

BY _______________________________

ITS _______________________________

ACCEPTED AND AGREED TO THIS

DATE: _____________, 1998

TRANS WORLD AIRLINES, INC.

BY ________________________________

ITS ________________________________

* Confidential Information omitted and filed separately with the Commission.

6-1162-RCN-1344

Trans World Airlines, Inc.
One City Centre
515 North Sixth Street
St. Louis, Missouri 63101

Subject: *

Reference: Agreement No. 2216 (The Purchase Agreement) between MCDONNELL DOUGLAS CORPORATION a wholly owned subsidiary of THE BOEING COMPANY (Seller) and TRANS WORLD AIRLINES, INC.(Buyer) relating to Model 717-231 aircraft (the Aircraft)

This letter amends the Agreement. All terms used but not defined in this Letter Agreement shall have the same meaning as in the Agreement.

[Applies to entire body of letter].*

Sincerely,

MCDONNELL DOUGLAS CORPORATION,
a wholly owned subsidiary of
THE BOEING COMPANY

BY ____________________________

ITS ___________________________

ACCEPTED AND AGREED TO THIS

DATE: _____________, 1998

TRANS WORLD AIRLINES, INC.

BY ____________________________

ITS ____________________________

* Confidential Information omitted and filed separately with the Commission.

6-1162-RCN-1345

Trans World Airlines, Inc.
One City Centre
515 North Sixth Street
St. Louis, Missouri 63101

Subject: *

Reference: Purchase Agreement No. 2216 (The Purchase Agreement) between MCDONNELL DOUGLAS CORPORATION a wholly owned subsidiary of THE BOEING COMPANY (Seller) and TRANS WORLD AIRLINES, INC.(Buyer) relating to Model 717-231 aircraft (the Aircraft)

This letter amends Purchase Agreement. All terms used but not defined in this Letter Agreement shall have the same meaning as in the Purchase Agreement.

[Applies to entire body of letter].*

Sincerely,

MCDONNELL DOUGLAS CORPORATION,
a wholly-owned subsidiary of
THE BOEING COMPANY

BY __________________________

ITS _________________________

ACCEPTED AND AGREED TO THIS

DATE: _____________, 1998

TRANS WORLD AIRLINES, INC.

BY __________________________

ITS _________________________

* Confidential Information omitted and filed separately with the Commission.

December 18, 1998
1-9541-JBM-967

Trans World Airlines, Inc.
One City Center
515 North Sixth Street
St. Louis, Missouri 63101

Attention: Mr. Michael J. Palumbo,
Senior Vice President and Chief Financial Officer

Mr. Michael J. Lichty
Vice President and Deputy General Counsel

Subject:*

Gentlemen:

We refer to Purchase Agreement No. 2216 dated of even date herewith (including Letter Agreement 6-1162-RCN-1337 to be dated and issued simultaneously therewith, the "Purchase Agreement") between McDonnell Douglas Corporation ("MDC"), a wholly owned subsidiary of The Boeing Company ("Boeing") and Trans World Airlines, Inc. ("TWA") relating to the sale by MDC and the purchase by TWA of one hundred (100) Boeing Model 717-231 aircraft, with the purchase of fifty (50) of such aircraft being firm (the "Firm Aircraft") and the purchase of fifty (50) of such aircraft being subject to certain rights of TWA to cause such aircraft to become option aircraft (the "Option Aircraft"; together with the Firm Aircraft, the "Aircraft").

[*Applies to entire body of letter].*

Very truly yours,

THE BOEING COMPANY

By: _________________________

Its: _________________________

Attachment

ACCEPTED AND AGREED TO
this ______ day of December, 1998.

TRANS WORLD AIRLINES, INC.

By: ____________________________

Its: ____________________________

*Confidential Information omitted and filed separately with the Commission.

The Boeing Company

Trans World Airlines, Inc.

[*Applies to entire body of document].*

*Confidential Information omitted and filed separately with the Commission.

June ____, 1999

Trans World Airlines, Inc.

One City Centre
515 North Sixth Street
St. Louis, Missouri 63101

BMW Rolls Royce GmbH
Eschenweg 11
D-15827 Dahlewitz
Germany

Re:*

Ladies and Gentlemen:

Reference is made to Purchase Agreement No. 2216 dated as of December 18, 1998 between McDonnell Douglas Corporation ("Seller"), a wholly owned subsidiary of The Boeing Company ("Boeing") and Trans World Airlines, Inc. ("Buyer") relating to the sale of fifty (50) firm Model 717-231 aircraft (each firm Model 717-231 aircraft is hereinafter referred to as an "Aircraft" and collectively as the "Aircraft").

This letter when accepted by BMW Rolls Royce GmbH ("BRR") will become part of Purchase Agreement No. 2216 and will evidence our agreement with respect to the matters set forth below.

All terms used herein and in Purchase Agreement No. 2216 and not defined herein, shall have the same meaning as in Purchase Agreement No. 2216.

[Applies to entire body of letter.]*

Very truly yours,

McDONNELL DOUGLAS CORPORATION
A Wholly Owned Subsidiary of The Boeing Company

By ________________________

Its ________________________

ACCEPTED AND AGREED TO THIS

As of this _____ day of June, 1999.

TRANS WORLD AIRLINES, INC.

By ________________________

Its ________________________

ACCEPTED AND AGREED TO THIS

As of this _____ day of June, 1999.

BMW ROLLS ROYCE GmbH

By ________________________

Its ________________________

*Confidential Information omitted and filed separately with the Commission.

ATTACHMENT A

6-1162-RCN-[BRR]

BMW Rolls Royce GmbH
Eschenweg 11
D-15827 Dahlewitz
Germany

Subject: Letter Agreement No. 6-1162-RCN-[BRR]

This Letter Agreement amends Purchase Agreement No. 2216 dated as of December 18, 1998 (the "Agreement") between McDonnell Douglas Corporation ("MDC") a wholly-owned subsidiary of The Boeing Company ("Boeing") and Trans World Airlines, Inc.("Buyer") relating to Model 717-231 aircraft (the "Aircraft").

All terms used herein and in the Agreement, and not defined herein, will have the same meaning as in the Agreement.

[Applies to entire body of letter.]*

Very truly yours,

McDONNELL DOUGLAS CORPORATION

A WHOLLY-OWNED SUBSIDIARY OF

THE BOEING COMPANY

By: ______________________________

Its:______________________________

ACCEPTED AND AGREED TO this

Date: _______________ , _____

BMW Rolls Royce GmbH

By: _______________________________

Its: ______________________________

*Confidential Information omitted and filed separately with the Commission.